                           FAIRWAY VIEW II APARTMENTS
                               2245 COLLEGE DRIVE
                             BATON ROUGE, LOUISIANA

                                 MARKET VALUE -
                                FEE SIMPLE ESTATE

                               AS OF MAY 22, 2003

                                  PREPARED FOR:

                   APARTMENT INVESTMENT AND MANAGEMENT COMPANY
                                    (AIMCO)
                C/O LINER YANKELEVITZ SUNSHINE & REGENSTREIF LLP

                                        &

                       LIEFF CABRASER HEIMANN & BERNSTEIN
                          ON BEHALF OF NUANES, ET. AL.

                                            [AMERICAN APPRAISAL ASSOCIATES LOGO]

UNITED STATES                                                          INTERNATIONAL

Atlanta         Milwaukee                                              Brazil           Mexico
Boston          Minneapolis                                            Canada           Morocco
Buffalo         New Orleans      [AMERICAN APPRAISAL ASSOCIATES LOGO]  China            Peru
Charlotte       New York                                               Croatia          Philippines
Chicago         Oak Lawn             9441 LBJ Freeway Suite 114        Czech Republic   Poland
Cincinnati      Philadelphia              Dallas, Texas 75243          England          Portugal
Dallas          Pittsburgh                                             Germany          Russia
Denver          Princeton             Telephone: (972) 994-9100        Greece           Spain
Detroit         Schaumburg            Fax:       (972) 994-0516        Hong Kong        Taiwan
Houston         St. Louis                                              Hungary          Thailand
Irvine          San Francisco                                          Italy            Turkey
Jacksonville    Seattle                                                Japan            Venezuela
Los Angeles

                                                                         JULY 17, 2003

Apartment Investment and Management
Company ("AIMCO") c/o
Mr. Steven A. Velkei, Esq.
Liner Yankelevitz Sunshine & Regenstreif LLP
1100 Glendon Avenue, 14th Floor
Los Angeles, California 90024-3503

Nuanes, et al.( "Plaintiffs ") c/o
Ms. Joy Kruse
Lieff Cabraser Heimann & Bernstein
Embarcadero Center West
275 Battery Street, 30th Floor
San Francisco, California 94111

RE: FAIRWAY VIEW II APARTMENTS
    2245 COLLEGE DRIVE
    BATON ROUGE, EAST BATON ROUGE PARISH COUNTY, LOUISIANA

In accordance with your authorization, we have completed the appraisal of the above-referenced property. This complete appraisal is intended to report our analysis and conclusions in a summary format.

The subject property consists of an apartment project having 204 units with a total of 167,022 square feet of rentable area. The improvements were built in 1981. The improvements are situated on 10.55 acres. Overall, the improvements are in average condition. As of the date of this appraisal, the subject property is 92% occupied.

It is our understanding the appraisal will be used by the clients to assist the San Mateo Superior Court in the settlement of litigation between the above mentioned clients. The appraisal is intended to conform to the Uniform Standards of Professional Appraisal Practice ("USPAP") as promulgated by the Appraisal Standards Board of the Appraisal Foundation and the Code of Professional Ethics and Standards of Professional Practice of the Appraisal Institute. The appraisal is presented in a summary report, and the Departure Provision of USPAP has not been invoked in this appraisal. It is entirely inappropriate to use this value conclusion or the report for any purpose other than the one stated.

AMERICAN APPRAISAL ASSOCIATES, INC.                 LETTER OF TRANSMITTAL PAGE 2
FAIRWAY VIEW II APARTMENTS, BATON ROUGE, LOUISIANA

The opinions expressed in this appraisal cover letter can only be completely understood by reading the narrative report, addenda, and other data, which is attached. The appraisal is subject to the attached general assumptions and limiting conditions and general service conditions.

As a result of our investigation, it is our opinion that the fee simple market value of the subject, effective May 22, 2003 is:

                                  ($7,700,000)

                             Respectfully submitted,
                             AMERICAN APPRAISAL ASSOCIATES, INC.

                             /s/ Frank Fehribach
                             ------------------------------------
July 17, 2003                Frank Fehribach, MAI
#053272                      Managing Principal, Real Estate Group
                             Texas State Certified General Real Estate Appraiser
                             #TX-1323954-G

Report By:
Kim Cook

AMERICAN APPRAISAL ASSOCIATES, INC.                    TABLE OF CONTENTS PAGE 3
FAIRWAY VIEW II APARTMENTS, BATON ROUGE, LOUISIANA

                               TABLE OF CONTENTS

Cover
Letter of Transmittal
Table of Contents

                                 APPRAISAL DATA

Executive Summary .............................................................   4
Introduction ..................................................................   9
Area Analysis .................................................................  11
Market Analysis ...............................................................  14
Site Analysis .................................................................  16
Improvement Analysis ..........................................................  16
Highest and Best Use ..........................................................  17

                                    VALUATION

Valuation Procedure ...........................................................  18
Sales Comparison Approach .....................................................  20
Income Capitalization Approach ................................................  26
Reconciliation and Conclusion .................................................  38

                                     ADDENDA

Exhibit A - Photographs of Subject Property
Exhibit B - Summary of Rent Comparables and Photograph of Comparables Exhibit C - Assumptions and Limiting Conditions
Exhibit D - Certificate of Appraiser
Exhibit E - Qualifications
General Service Conditions

AMERICAN APPRAISAL ASSOCIATES, INC.                     EXECUTIVE SUMMARY PAGE 4
FAIRWAY VIEW II APARTMENTS, BATON ROUGE, LOUISIANA

                               EXECUTIVE SUMMARY

PART ONE - PROPERTY DESCRIPTION

PROPERTY NAME:                    Fairway View II Apartments
LOCATION:                         2245 College Drive
                                  Baton Rouge, Louisiana

INTENDED USE OF ASSIGNMENT:       Court Settlement
PURPOSE OF APPRAISAL:             "As Is" Market Value of the Fee Simple Estate
INTEREST APPRAISED:               Fee simple estate

DATE OF VALUE:                    May 22, 2003
DATE OF REPORT:                   July 17, 2003

PHYSICAL DESCRIPTION - SITE & IMPROVEMENTS:
SITE:
 Size:                            10.55 acres, or 459,558 square feet
 Assessor Parcel No.:             006-1038-0
 Floodplain:                      Community Panel No. 2200580095D (May 17, 1993)
                                  Flood Zone X, an area outside the floodplain.
Zoning:                           A-4 (General Residential)

BUILDING:
 No. of Units:                    204 Units
 Total NRA:                       167,022 Square Feet
 Average Unit Size:               819 Square Feet
 Apartment Density:               19.3 units per acre
 Year Built:                      1981

UNIT MIX AND MARKET RENT:

                         GROSS RENTAL INCOME PROJECTION

                                   Market Rent
                       Square   ----------------    Monthly     Annual
Unit Type               Feet    Per Unit  Per SF    Income      Income
----------------      -------   --------  ------   --------   ----------
1Br/1Ba - 1A10          588     $   540   $ 0.92   $ 25,920   $  311,040
1Br/1.5Ba - 1B15        620     $   500   $ 0.81   $  4,000   $   48,000
1Br/1Ba -1C10           706     $   565   $ 0.80   $ 27,120   $  325,440
2Br/1Ba - 2A10          889     $   620   $ 0.70   $ 42,160   $  505,920
2Br/2Ba - 2A20          944     $   650   $ 0.69   $  3,900   $   46,800
3Br/2Ba - 3A20        1,189     $   680   $ 0.57   $  4,080   $   48,960
3Br/2Ba - 3B20        1,335     $   700   $ 0.52   $ 14,000   $  168,000
                                          Total    $121,180   $1,454,160

OCCUPANCY:            92%
ECONOMIC LIFE:        45 Years

AMERICAN APPRAISAL ASSOCIATES, INC.                    EXECUTIVE SUMMARY PAGE 5
FAIRWAY VIEW II APARTMENTS, BATON ROUGE, LOUISIANA

EFFECTIVE AGE:             20 Years
REMAINING ECONOMIC LIFE:   25 Years
SUBJECT PHOTOGRAPHS AND LOCATION MAP:

                              SUBJECT PHOTOGRAPHS

[EXTERIOR AND ENTRANCE TO SUBJECT MAP]          [EXTERIOR - TYPICAL VIEW OF  BUILDINGS MAP]

                                    AREA MAP

                                   [AREA MAP]

AMERICAN APPRAISAL ASSOCIATES, INC.                    EXECUTIVE SUMMARY PAGE 6
FAIRWAY VIEW II APARTMENTS, BATON ROUGE, LOUISIANA

                                NEIGHBORHOOD MAP

                               [NEIGHBORHOOD MAP]

HIGHEST AND BEST USE:
 As Vacant:              Hold for future multi-family development
 As Improved:            Continuation as its current use

METHOD OF VALUATION:     In this instance, the Sales Comparison and Income
                         Approaches to value were utilized.

AMERICAN APPRAISAL ASSOCIATES, INC.                     EXECUTIVE SUMMARY PAGE 7
FAIRWAY VIEW II APARTMENTS, BATON ROUGE, LOUISIANA

PART TWO - ECONOMIC INDICATORS

INCOME CAPITALIZATION APPROACH

                                                 Amount                   $/Unit
                                                 ------                   ------
DIRECT CAPITALIZATION
Potential Rental Income                     $        1,454,160         $   7,128
Effective Gross Income                      $        1,378,496         $   6,757
Operating Expenses                          $          529,965         $   2,598        38.4% of EGI
Net Operating Income:                       $          797,532         $   3,909

Capitalization Rate                                      10.50%
DIRECT CAPITALIZATION VALUE                 $        7,500,000*        $  36,765/UNIT

DISCOUNTED CASH FLOW ANALYSIS:
Holding Period                                         10 years
2002 Economic Vacancy                                        8%
Stabilized Vacancy & Collection Loss:                      8.5%
Lease-up / Stabilization Period                            N/A
Terminal Capitalization Rate                             11.50%
Discount Rate                                            12.00%
Selling Costs                                             2.00%
Growth Rates:
 Income                                                   2.50%
 Expenses:                                                2.50%
DISCOUNTED CASH FLOW VALUE                  $        7,800,000*        $  38,235/UNIT

RECONCILED INCOME CAPITALIZATION VALUE      $        7,600,000         $  37,255/UNIT

SALES COMPARISON APPROACH

PRICE PER UNIT:
 Range of Sales $/Unit (Unadjusted)         $28,144 to $35,412
 Range of Sales $/Unit (Adjusted)           $31,350 to $44,796
VALUE INDICATION - PRICE PER UNIT           $7,800,000*                $  38,235/UNIT

EGIM ANALYSIS
 Range of EGIMs from Improved Sales               4.80 to 5.76
 Selected EGIM for Subject                                5.75
 Subject's Projected EGI                    $        1,378,496
EGIM ANALYSIS CONCLUSION                    $        7,900,000*        $  38,725/UNIT

NOI PER UNIT ANALYSIS CONCLUSION            $        7,700,000*        $  37,745/UNIT

RECONCILED SALES COMPARISON VALUE           $        7,800,000         $  38,235/UNIT

___________________

* Value indications are after adjustments for concessions, deferred maintenance, excess land and lease-up costs, if any.

AMERICAN APPRAISAL ASSOCIATES, INC.                     EXECUTIVE SUMMARY PAGE 8
FAIRWAY VIEW II APARTMENTS, BATON ROUGE, LOUISIANA

PART THREE - SUMMARY OF VALUE CONCLUSIONS

SALES COMPARISON APPROACH:
 Price Per Unit                                            $7,800,000
 NOI Per Unit                                              $7,700,000
 EGIM Multiplier                                           $7,900,000
INDICATED VALUE BY SALES COMPARISON                        $7,800,000        $38,235/UNIT

INCOME APPROACH:
 Direct Capitalization Method:                             $7,500,000
 Discounted Cash Flow Method:                              $7,800,000
INDICATED VALUE BY THE INCOME APPROACH                     $7,600,000        $37,255 / UNIT

RECONCILED OVERALL VALUE CONCLUSION:                       $7,700,000        $37,745 / UNIT

AMERICAN APPRAISAL ASSOCIATES, INC.                          INTRODUCTION PAGE 9
FAIRWAY VIEW II APARTMENTS, BATON ROUGE, LOUISIANA

                                  INTRODUCTION

IDENTIFICATION OF THE SUBJECT

The subject property is located at 2245 College Drive, Baton Rouge, East Baton Rouge Parish County, Louisiana. Baton Rouge identifies it as 006-1038-0.

SCOPE OF THE ASSIGNMENT

The property, neighborhood, and comparables were inspected by Kim Cook on May 22, 2003. Frank Fehribach, MAI has not made a personal inspection of the subject property. Kim Cook performed the research, valuation analysis and wrote the report. Frank Fehribach, MAI reviewed the report and concurs with the value. Frank Fehribach, MAI and Kim Cook have extensive experience in appraising similar properties and meet the USPAP competency provision.

The scope of this investigation comprises the inspection of the property and the collection, verification, and analysis of general and specific data pertinent to the subject property. We have researched current improved sales and leases of similar properties, analyzing them as to their comparability, and adjusting them accordingly. We completed the Sales Comparison and Income Capitalization Approaches to value. From these approaches to value, a concluded overall value was made.

DATE OF VALUE AND REPORT

This appraisal was made to express the opinion of value as of May 22, 2003. The date of the report is July 17, 2003.

PURPOSE AND USE OF APPRAISAL

The purpose of the appraisal is to estimate the market value of the fee simple interest in the subject property. It is understood that the appraisal is intended to assist the clients in litigation settlement proceedings. The appraisal was not based on a requested minimum valuation, a specific valuation, or the approval of a loan.

PROPERTY RIGHTS APPRAISED

We have appraised the Fee Simple Estate in the subject property (as applied in the Sales & Income Approaches), subject to the existing short-term leases. A Fee Simple Estate is

AMERICAN APPRAISAL ASSOCIATES, INC.                        INTRODUCTION PAGE 10
FAIRWAY VIEW II APARTMENTS, BATON ROUGE, LOUISIANA

defined in The Dictionary of Real Estate Appraisal, 3rd ed. (Chicago: Appraisal Institute, 1993), as:

      "Absolute ownership unencumbered by any other interest or estate, subject only to the limitations imposed by the governmental powers of taxation, eminent domain, police power, and escheat."

MARKETING/EXPOSURE PERIOD
 MARKETING PERIOD:      6 to 12 months
 EXPOSURE PERIOD:       6 to 12 months

HISTORY OF THE PROPERTY

Ownership in the subject property is currently vested in National Property Investors 7. To the best of our knowledge, no transfers of ownership or offers to purchase the subject are known to have occurred during the past three years.

AMERICAN APPRAISAL ASSOCIATES, INC.                        AREA ANALYSIS PAGE 11
FAIRWAY VIEW II APARTMENTS, BATON ROUGE, LOUISIANA

                          AREA / NEIGHBORHOOD ANALYSIS

NEIGHBORHOOD ANALYSIS

A neighborhood is a group of complementary land uses. The function of the neighborhood analysis is to describe the immediate surrounding environs. The subject is located in the city of Baton Rouge, Louisiana. Overall, the neighborhood is characterized as a suburban setting with the predominant land use being residential. The subject's neighborhood is generally defined by the following boundaries.

NEIGHBORHOOD BOUNDARIES

East  - SR 73/Jefferson Highway
West  - South Acadian Thruway
South - Interstate 10
North - Florida Boulevard

MAJOR EMPLOYERS

Major employers in the subject's area include DSM-Copolymer Rubber & Chemical Co., Placid Refining Company, West Baton Rouge Parish Council, United Parcel Service, Inc., Trinity Industries, Perin Corporation, International Piping Systems, Ltd. and West baton Rouge School Board. The overall economic outlook for the area is considered favorable.

DEMOGRAPHICS

We have reviewed demographic data within the neighborhood. The following table summarizes the key data points.

AMERICAN APPRAISAL ASSOCIATES, INC.                        AREA ANALYSIS PAGE 12
FAIRWAY VIEW II APARTMENTS, BATON ROUGE, LOUISIANA

                           NEIGHBORHOOD DEMOGRAPHICS

                                                 AREA
                             -----------------------------------------
CATEGORY                     1-MI. RADIUS  3-MI. RADIUS   5-MI. RADIUS     MSA
--------                     ------------  ------------   ------------     ---
POPULATION TRENDS
Current Population               7,022         86,665       190,375       615,414
5-Year Population                7,082         87,078       194,814       648,890
% Change CY-5Y                     0.9%           0.5%          2.3%          5.4%
Annual Change CY-5Y                0.2%           0.1%          0.5%          1.1%

HOUSEHOLDS
Current Households               3,246         35,889        78,915       229,972
5-Year Projected Households      3,371         37,147        82,615       247,839
% Change CY - 5Y                   3.9%           3.5%          4.7%          7.8%
Annual Change CY-5Y                0.8%           0.7%          0.9%          1.6%

INCOME TRENDS
Median Household Income       $ 42,522       $ 29,007      $ 29,012      $ 37,058
Per Capita Income             $ 35,547       $ 22,927      $ 20,835      $ 19,752
Average Household Income      $ 80,604       $ 55,202      $ 50,271      $ 52,857

Source: Demographics Now

The subject neighborhood's population is expected to show increases below that of the region. The immediate market offers superior income levels as compared to the broader market.

The following table illustrates the housing statistics in the subject's immediate area, as well as the MSA region.

                                 HOUSING TRENDS

                                                     AREA
                                 ------------------------------------------
CATEGORY                         1-MI. RADIUS   3-MI. RADIUS   5-MI. RADIUS    MSA
--------                         ------------   ------------   ------------    ---
HOUSING TRENDS
% of Households Renting             38.76%         41.50%         42.36%      28.39%
5-Year Projected % Renting          40.11%         41.99%         42.76%      27.69%

% of Households Owning              51.47%         41.62%         42.69%      61.26%
5-Year Projected % Owning           50.61%         41.83%         43.03%      62.64%

Source: Demographics Now

AMERICAN APPRAISAL ASSOCIATES, INC.                        AREA ANALYSIS PAGE 13
FAIRWAY VIEW II APARTMENTS, BATON ROUGE, LOUISIANA

SURROUNDING IMPROVEMENTS

The following uses surround the subject property:
North  - Drainage ditch, golf course, residential development
South - Fairway View I Apartments, vacant land, residential and retail uses East - Horse farm, pastureland
West - Bienville Towers Apartments

CONCLUSIONS

The subject is well located within the city of Baton Rouge. The neighborhood is characterized as being mostly suburban in nature and is currently in the stable stage of development. The economic outlook for the neighborhood is judged to be favorable with a good economic base.

AMERICAN APPRAISAL ASSOCIATES, INC.                      MARKET ANALYSIS PAGE 14
FAIRWAY VIEW II APARTMENTS, BATON ROUGE, LOUISIANA

                                 MARKET ANALYSIS

The subject property is located in the city of Baton Rouge in East Baton Rouge Parish County. The overall pace of development in the subject's market is more or less stable. Most of the new construction is outside the subject market. The most recent addition near the subject is the Gates at Citiplace, built in 1997 and located one mile south of the subject. This property offers 369 units in the highest quality, garden apartment complex in Baton Rouge. The following table illustrates historical vacancy rates for the subject's market.

                             HISTORICAL VACANCY RATE

Period                    Region             Submarket
------                    ------             ---------
Fall 2002                  5.9%                5.3%
Spring 2002                4.5%                2.0%
Fall 2001                  5.0%                5.0%
Spring 2001               10.7%                7.5%

Source: LSU Real Estate Research Institute Survey of Apartment Complexes in Baton Rouge, Fall 2002

Occupancy trends in the subject's market are decreasing. Historically speaking, the subject's submarket has equated the overall market. During 1995-2001, approximately 3,995 new units were added to this region, slowing rental rate increases, increasing vacancies to as high as 8.5% in 1998. As of 1999 and 2000, most of these units were absorbed. However, an additional 1,738 units were added during 2002-2003. Most of these units are currently under construction. For 2004, 617 are planned with another 168 pending. These additions to the existing supply could suppress rent increases for certain sectors of the city during the next 2-3 years. Studies suggest the subject market can absorb approximately 700 units/yr without a significant increase in vacancies.

Market rents in the subject's market have been following a decreasing trend. The following table illustrates historical rental rates for the subject's market.

                             HISTORICAL AVERAGE RENT

Period                Region      % Change   Submarket  % Change
------                ------      --------   ---------  --------
Fall 2002             $ 564           -       $ 578         -
Spring 2002           $ 563        -0.2%      $ 584       1.0%
Fall 2001             $ 557        -1.1%      $ 570      -2.4%
Spring 2001           $ 554        -0.5%      $ 568      -0.4%

Source: LSU Real Estate Research Institute Survey of Apartment Complexes in Baton Rouge, Fall 2002

The following table illustrates a summary of the subject's competitive set.

AMERICAN APPRAISAL ASSOCIATES, INC.                      MARKET ANALYSIS PAGE 15
FAIRWAY VIEW II APARTMENTS, BATON ROUGE, LOUISIANA

                             COMPETITIVE PROPERTIES

  No.           Property Name         Units  Ocpy.  Year Built     Proximity to subject
  ---           -------------         -----  -----  ----------     --------------------
R-1       Bienville Towers             137    97%    1974       Adjacent to subject
R-2       Parc Fontaine Apartments      88    99%    1965       One mile north of subject
R-3       Cobblestone at Essen         191    93%    1972       Three miles southeast of the subject
R-4       Jefferson Place Apartments   234    91%    1986       Three miles east of the subject
R-5       Warwick Apartments           188    98%   1992-94     Three miles east of the subject
Subject   Fairway View II Apartments   204    92%    1981

Vacancy rates were slightly higher in two- and three-bedroom units in the subject submarket and citywide. New properties coming on-line are targeting specific markets such as affluent LSU students. However, most of the units under construction in 2003 are more conventional luxury units. Few of the new properties will offer standard middle-grade units.

AMERICAN APPRAISAL ASSOCIATES, INC.                PROPERTY DESCRIPTION  PAGE 16
FAIRWAY VIEW II APARTMENTS, BATON ROUGE, LOUISIANA

                              PROPERTY DESCRIPTION

SITE ANALYSIS

 Site Area                    10.55 acres, or 459,558 square feet
 Shape                        Rectangular
 Topography                   Level
 Utilities                    All necessary utilities are available to the site.
 Soil Conditions              Stable
 Easements Affecting Site     None other than typical utility easements
 Overall Site Appeal          Good
 Flood Zone:
  Community Panel             2200580095D, dated May 17, 1993
  Flood Zone                  Zone X
 Zoning                       A-4, the subject improvements represent a legal
                              conforming use of the site.

REAL ESTATE TAXES

                         ASSESSED VALUE - 2002
                  --------------------------------       TAX RATE /       PROPERTY
PARCEL NUMBER       LAND      BUILDING      TOTAL        MILL RATE          TAXES
----------------------------------------------------------------------------------
  006-1038-0      $30,000     $418,000    $448,000        0.10403          $46,605

IMPROVEMENT ANALYSIS

 Year Built                1981
 Number of Units           204
 Net Rentable Area         167,022 Square Feet
 Construction:
  Foundation               Reinforced concrete slab
  Frame                    Heavy or light wood
  Exterior Walls           Stucco wall
  Roof                     Built-up asphalt with or without gravel over a wood
                           truss structure

 Project Amenities         Amenities at the subject include a swimming
                           pool, tennis court, gym room, laundry room, business office, and parking area.

 Unit Amenities            Individual unit amenities include a garage, balcony,
                           fireplace, cable TV connection, vaulted ceiling, and washer dryer connection. Appliances available in each unit include a refrigerator, stove, dishwasher, water heater, garbage

AMERICAN APPRAISAL ASSOCIATES, INC.                PROPERTY DESCRIPTION  PAGE 17
FAIRWAY VIEW II APARTMENTS, BATON ROUGE, LOUISIANA

                               disposal, and oven.

Unit Mix:

                                               Unit Area
   Unit Type         Number of Units           (Sq. Ft.)
---------------------------------------------------------
1Br/1Ba - 1A10              48                      588
1Br/1.5Ba - 1B15             8                      620
1Br/1Ba -1C10               48                      706
2Br/1Ba - 2A10              68                      889
2Br/2Ba - 2A20               6                      944
3Br/2Ba - 3A20               6                    1,189
3Br/2Ba - 3B20              20                    1,335

Overall Condition                    Average
Effective Age                        20 years
Economic Life                        45 years
Remaining Economic Life              25 years
Deferred Maintenance                 The deferred maintenance at the subject
                                     property was estimated for a total amount of $75,000.

HIGHEST AND BEST USE ANALYSIS

In accordance with the definition of highest and best use, an analysis of the site relating to its legal uses, physical possibilities, and financial feasibility is appropriate. The highest and best use as vacant is to hold for future multi-family development. The subject improvements were constructed in 1981 and consist of a 204-unit multifamily project. The highest and best use as improved is for a continued multifamily use. Overall, the highest and best use of the subject property is the continued use of the existing apartment project.

AMERICAN APPRAISAL ASSOCIATES, INC.                 VALUATION PROCEDURE  PAGE 18
FAIRWAY VIEW II APARTMENTS, BATON ROUGE, LOUISIANA

                              THE VALUATION PROCEDURE

There are three traditional approaches, which can be employed in establishing the market value of the subject property. These approaches and their applicability to the valuation of the subject are summarized as follows:

THE COST APPROACH

The application of the Cost Approach is based on the principle of substitution. This principle may be stated as follows: no one is justified in paying more for a property than that amount by which he or she can obtain, by purchase of a site and construction of a building, without undue delay, a property of equal desirability and utility. In the case of a new building, no deficiencies in the building should exist.

In the case of income-producing real estate, the cost of construction plays a minor and relatively insignificant role in determining market value. The Cost Approach is typically only a reliable indicator of value for: (a) new properties; (b) special use properties; and (c) where the cost of reproducing the improvements is easily and accurately quantified and there is no economic obsolescence. In all instances, the issue of an appropriate entrepreneurial profit - the reward for undertaking the risk of construction, remains a highly subjective factor especially in a market lacking significant speculative development.

THE SALES COMPARISON APPROACH

The Sales Comparison Approach is an estimate of value based upon a process of comparing recent sales of similar properties in the surrounding or competing areas to the subject property. Inherent in this approach is the principle of substitution.

The application of this approach consists of comparing the subject property with similar properties of the same general type, which have been sold recently or currently are available for sale in competing areas. This comparative process involves judgment as to the similarity of the subject property and the comparable sale with respect to many value factors such as location, contract rent levels, quality of construction, reputation and prestige, age and condition, among others. The estimated value through this approach represents the probable price at which a willing seller would sell the subject property to a willing and knowledgeable buyer as of the date of value.

AMERICAN APPRAISAL ASSOCIATES, INC.                  VALUATION PROCEDURE PAGE 19
FAIRWAY VIEW II APARTMENTS, BATON ROUGE, LOUISIANA

THE INCOME CAPITALIZATION APPROACH

The theory of the Income Capitalization Approach is based on the premise that present value is the value of the cash flow and reversionary value the property will produce over a reasonable holding (ownership) period.

The Discounted Cash Flow Analysis will convert equity cash flows (including cash flows and equity reversion) into a present value utilizing an internal rate of return (or discount rate). The Internal Rate of Return (IRR) will be derived from a comparison of alternate investments, a comparative analysis of IRR's used by recent buyers of similar properties, and a review of published industry surveys.

The Direct Capitalization Analysis converts one year of income into an overall value using overall capitalization rates from similar sales. The overall rates take into consideration buyers assumptions of the market over the long-term.

The results of the Income Capitalization Analysis are usually the primary value indicator for income producing properties. Investors expect a reasonable rate of return on their equity investment based on the ownership risks involved; this approach closely parallels the investment decision process.

RECONCILIATION

In this instance, we have completed the Sales Comparison and Income Capitalization Approaches to value. As an income producing property, the income approach is a primary approach to value. The Sales Comparison Approach is also considered reliable as investors are buying similar buildings in the market.

Our research indicates that market participants are generally not buying, selling, investing, or lending with reliance placed on the methodology of the Cost Approach to establish the value. Therefore, we have decided that the Cost Approach is not a reliable indicator of value for the subject, and this approach has not been utilized.

AMERICAN APPRAISAL ASSOCIATES, INC.            SALES COMPARISON APPROACH PAGE 20
FAIRWAY VIEW II APARTMENTS, BATON ROUGE, LOUISIANA

                            SALES COMPARISON APPROACH

Use of market or comparable sales requires the collection and analysis of comparable sales data. Similar properties recently sold are compared to the subject and adjusted based on any perceived differences. This method is based on the premise that the costs of acquiring a substitute property would tend to establish a value for the subject property. The premise suggests that if a substitute is unavailable in the market, the reliability of the approach may be subordinate to the other approaches.

The reliance on substitute properties produces shortcomings in the validity of this approach. Geographic and demographic characteristics from each submarket restrict which sales may be selected. Recent sales with a similar physical characteristics, income levels, and location are usually limited. The sales we have identified, however, do establish general valuation parameters as well as provide support to our conclusion derived through the income approach method.

The standard unit of comparison among similar properties is the sales price per unit and price per square foot of net rentable area. To accurately adjust prices to satisfy the requirements of the sales comparison approach, numerous calculations and highly subjective judgments would be required including consideration of numerous income and expense details for which information may be unreliable or unknown. The sales price per unit and square foot are considered relevant to the investment decision, but primarily as a parameter against which value estimates derived through the income approach can be judged and compared.

In examining the comparable sales, we have applied a subjective adjustment analysis, which includes specific adjustments derived from our experience and consulting with the market participants.

SALES COMPARISON ANALYSIS

Detailed on the following pages are sales transactions involving properties located in the subject's competitive investment market.

Photographs of the sale transactions are located in the Addenda. Following the summary of sales is an adjustment grid that is used to arrive at a value.

AMERICAN APPRAISAL ASSOCIATES, INC.            SALES COMPARISON APPROACH PAGE 21
FAIRWAY VIEW II APARTMENTS, BATON ROUGE, LOUISIANA

SUMMARY OF COMPARABLE SALES -IMPROVED

                                                                           COMPARABLE                      COMPARABLE
          DESCRIPTION                       SUBJECT                          I - 1                            I - 2
-------------------------------   ---------------------------     ----------------------------    -----------------------------
  Property Name                   Fairway View II Apartments      Kingston Point Apartments       Magnolia Trace Apartment


LOCATION:
  Address                         2245 College Drive              1919 Boulevard De Province      11585 N. Harrell's Ferry Rd
  City, State                     Baton Rouge, Louisiana          Baton Rouge, LA                 Baton Rouge, LA
  County                          East Baton Rouge Parish         East Baton Rouge Parish         East Baton Rouge Parish
PHYSICAL CHARATERISTICS:
  Net Rentable Area (SF)          167,022                         149,853                         241,372
  Year Built                      1981                            1974-75                         1973
  Number of Units                 204                             156                             245
  Unit Mix:                            Type             Total        Type              Total          Type                Total

                                  1Br/1Ba - 1A10         48       Efficiency             1        1Br/1Ba, Flat            64
                                  1Br/1.5Ba - 1B15       8        1Br/1Ba, Flat          11       2Br/1.5Ba, Flat          59
                                  1Br/1Ba -1C10          48       1Br/1Ba, TH            15       2BR/1.5Ba, TH            52
                                  2Br/1Ba - 2A10         68       2BR/1Ba, Flat          27       3BR/1.5Ba, TH            14
                                  2Br/2Ba - 2A20         6        2BR/1Ba, TH            16       3BR/2.5Ba, TH            56
                                  3Br/2Ba - 3A20         6        2BR/2Ba, Flat          62
                                  3Br/2Ba - 3B20         20       3BR/2Ba, TH            24
  Average Unit Size (SF)          819                             961                             985
  Land Area (Acre)                10.5500                         7.7420                          12.5100
  Density (Units/Acre)            19.3                            20.1                            19.6
  Parking Ratio (Spaces/Unit)     1.96                            1.99                            NA
  Parking Type (Gr., Cov., etc)   Open                            Open                            Open
CONDITION:                        Average                         Average                         Average
APPEAL:                           Average                         Average                         Average
AMENITIES:
  Pool/Spa                        Yes/No                          Yes/No                          Yes/No
  Gym Room                        Yes                             No                              No
  Laundry Room                    Yes                             Yes                             Yes
  Secured Parking                 No                              Yes                             No
  Sport Courts                    No                              No                              Yes
  Washer/Dryer Connection         Yes (in 2&3 Br units)           Yes                             Yes

OCCUPANCY:                        92%                             93%                             90%
TRANSACTION DATA:
  Sale Date                                                       August, 2001                    January, 2001
  Sale Price ($)                                                  $4,446,000                      $6,895,212
  Grantor                                                         Kingston, Inc.                  Consolidated Capital Equity
                                                                                                  Partners, et al
  Grantee                                                         Pointe Camelot, LLC             Fairview, Inc.

  Sale Documentation                                              Document 942-11254              Document 799-11193
  Verification                                                    Selling Broker, Art             Confidential
  Telephone Number                                                Lancaster
ESTIMATED PRO-FORMA:                                              Total $     $/Unit     $/SF      Total $       $/Unit    $/SF

  Potential Gross Income                                          $947,840    $6,076     $6.33    $1,562,460     $6,377    $6.47
  Vacancy/Credit Loss                                             $ 66,439    $  426     $0.44    $  124,997     $  510    $0.52
  Effective Gross Income                                          $881,401    $5,650     $5.88    $1,437,463     $5,867    $5.96
  Operating Expenses                                              $453,246    $2,905     $3.02    $  674,485     $2,753    $2.79
  Net Operating Income                                            $428,155    $2,745     $2.86    $  762,978     $3,114    $3.16
NOTES:                                                            Property amenities also         Complex is a low-rise, two-
                                                                  include a lake and walking      story property.
                                                                  bridges                         Sale price adjusted upward
                                                                                                  $25,000 for deferred maint
  PRICE PER UNIT                                                              $28,500                          $28,144
  PRICE PER SQUARE FOOT                                                       $ 29.67                          $ 28.57
  EXPENSE RATIO                                                                  51.4%                            46.9%
  EGIM                                                                           5.04                             4.80
  OVERALL CAP RATE                                                               9.63%                           11.07%
  Cap Rate based on Pro
    Forma or Actual Income?                                                   ACTUAL

                                                                          COMPARABLE                      COMPARABLE
          DESCRIPTION                      SUBJECT                           I - 3                           I - 4
-------------------------------  ---------------------------     -----------------------------    ----------------------------
  Property Name                  Fairway View II Apartments      Sable Chase Apartments           Sharlo Apartments (now known
                                                                                                  as Azalea Point

LOCATION:
  Address                        2245 College Drive              1860 Boulevard De Province       2000 Brightside Lane
  City, State                    Baton Rouge, Louisiana          Baton Rouge, LA                  Baton Rouge, LA
  County                         East Baton Rouge Parish         East Baton Rouge Parish          East Baton Rouge Parish
PHYSICAL CHARATERISTICS:
  Net Rentable Area (SF)         167,022                         184,920                          173,696
  Year Built                     1981                            1978                             1975
  Number of Units                204                             208                              200
  Unit Mix:                           Type             Total        Type                 Total     Type                Total

                                 1Br/1Ba - 1A10         48       1Br/1Ba                   52     1Br/1Ba                48
                                 1Br/1.5Ba - 1B15       8        1Br/1Ba                   52     2Br/2Ba                112
                                 1Br/1Ba -1C10          48       2 Br/1Ba                  56     3Br/2Ba                40
                                 2Br/1Ba - 2A10         68       2 Br/1.5 Ba               28
                                 2Br/2Ba - 2A20         6        3Br/2Ba                   16
                                 3Br/2Ba - 3A20         6        4Br/2Ba                   4
                                 3Br/2Ba - 3B20         20
  Average Unit Size (SF)         819                             889                              868
  Land Area (Acre)               10.5500                         9.5210                           9.4500
  Density (Units/Acre)           19.3                            21.8                             21.2
  Parking Ratio (Spaces/Unit)    1.96                            NA                               2.00
  Parking Type (Gr., Cov., etc)  Open                            Open                             Open
CONDITION:                       Average                         Good                             Good
APPEAL:                          Average                         Average                          Average
AMENITIES:
  Pool/Spa                       Yes/No                          Yes/Yes                          Yes/No
  Gym Room                       Yes                             Yes                              No
  Laundry Room                   Yes                             Yes                              Yes
  Secured Parking                No                              No                               No
  Sport Courts                   No                              Yes                              Yes
  Washer/Dryer Connection        Yes (in 2&3 Br units)           Yes                              Yes

OCCUPANCY:                       92%                             91%                              93%
TRANSACTION DATA:
  Sale Date                                                      December, 2000                   October, 2000
  Sale Price ($)                                                 $6,508,000                       $7,082,446
  Grantor                                                        Sablechase @ Sherwood            Beal Bank, SSB
                                                                 Partnership
  Grantee                                                        Sable Chase Operating            Fairview, Inc.
                                                                 Associates
  Sale Documentation                                             Document 888-11180               Document 603-11164
  Verification                                                   David Treppendahl,               Confidential
  Telephone Number                                               Selling Broker
ESTIMATED PRO-FORMA:                                               Total $   $/Unit   $/SF         Total $     $/Unit    $/SF

  Potential Gross Income                                         $1,241,000  $5,966   $6.71       $1,482,600   $7,413    $8.54
  Vacancy/Credit Loss                                            $  111,690  $  537   $0.60       $  103,782   $  519    $0.60
  Effective Gross Income                                         $1,129,310  $5,429   $6.11       $1,378,818   $6,894    $7.94
  Operating Expenses                                             $  528,112  $2,539   $2.86       $  606,342   $3,032    $3.49
  Net Operating Income                                           $  601,198  $2,890   $3.25       $  772,476   $3,862    $4.45
NOTES:                                                           Opposite Comp 1; SP              None
                                                                 includes $175,000 for def
                                                                 maintenance & $92,000
                                                                 for fav FNMA financing
  PRICE PER UNIT                                                           $31,288                          $35,412
  PRICE PER SQUARE FOOT                                                    $ 35.19                          $ 40.77
  EXPENSE RATIO                                                               46.8%                            44.0%
  EGIM                                                                        5.76                             5.14
  OVERALL CAP RATE                                                            9.24%                           10.91%
  Cap Rate based on Pro
   Forma or Actual Income?                                                PRO FORMA

                                                                         COMPARABLE
          DESCRIPTION                      SUBJECT                         I - 5
-------------------------------  ---------------------------   ------------------------------
  Property Name                  Fairway View II Apartments    Goodwood Place Apartment


LOCATION:
  Address                        2245 College Drive            356 Apartment Court
  City, State                    Baton Rouge, Louisiana        Baton Rouge, LA
  County                         East Baton Rouge Parish       East Baton Rouge Parish
PHYSICAL CHARATERISTICS:
  Net Rentable Area (SF)         167,022                       187,456
  Year Built                     1981                          Late 1960's, updated
  Number of Units                204                           184
  Unit Mix:                           Type             Total      Type               Total

                                 1Br/1Ba - 1A10         48     Efficiency             2
                                 1Br/1.5Ba - 1B15       8      1Br/1Ba                48
                                 1Br/1Ba -1C10          48     2Br/1.5Ba, TH          102
                                 2Br/1Ba - 2A10         68     2Br/2Ba, Flat          32
                                 2Br/2Ba - 2A20         6
                                 3Br/2Ba - 3A20         6
                                 3Br/2Ba - 3B20         20
  Average Unit Size (SF)         819                           1,019
  Land Area (Acre)               10.5500                       7.5900
  Density (Units/Acre)           19.3                          24.2
  Parking Ratio (Spaces/Unit)    1.96                          NA
  Parking Type (Gr., Cov., etc)  Open                          Open
CONDITION:                       Average                       Average
APPEAL:                          Average                       Average
AMENITIES:
  Pool/Spa                       Yes/No                        Yes/No
  Gym Room                       Yes                           No
  Laundry Room                   Yes                           Yes
  Secured Parking                No                            Yes
  Sport Courts                   No                            No
  Washer/Dryer Connection        Yes (in 2&3 Br units)         Yes

OCCUPANCY:                       92%                           98%
TRANSACTION DATA:
  Sale Date                                                    January, 2000
  Sale Price ($)                                               $5,548,936
  Grantor                                                      Goodwood Investors, LLC

  Grantee                                                      Sheltering Palms Baton Rouge,
                                                               LLC
  Sale Documentation                                           Document 761-11089
  Verification                                                 Grantee
  Telephone Number
ESTIMATED PRO-FORMA:                                            Total $     $/Unit    $/SF

  Potential Gross Income                                       $1,081,200   $5,876    $5.77
  Vacancy/Credit Loss                                          $   75,684   $  411    $0.40
  Effective Gross Income                                       $1,005,516   $5,465    $5.36
  Operating Expenses                                           $  431,848   $2,347    $2.30
  Net Operating Income                                         $  573,668   $3,118    $3.06
NOTES:                                                         None



  PRICE PER UNIT                                                           $30,157
  PRICE PER SQUARE FOOT                                                    $ 29.60
  EXPENSE RATIO                                                               42.9%
  EGIM                                                                        5.52
  OVERALL CAP RATE                                                           10.34%
  Cap Rate based on Pro                                                   PRO FORMA
   Forma or Actual Income?

AMERICAN APPRAISAL ASSOCIATES, INC.           SALES COMPARISON APPROACH  PAGE 22
FAIRWAY VIEW II APARTMENTS, BATON ROUGE, LOUISIANA

                               IMPROVED SALES MAP

                              [IMPROVED SALES MAP]

IMPROVED SALES ANALYSIS

The improved sales indicate a sales price range from $28,144 to $35,412 per unit. Adjustments have been made to the sales to reflect differences in location, age/condition and quality/appeal. Generally speaking, larger properties typically have a lower price per unit when compared to smaller properties, all else being equal. Similarly, those projects with a higher average unit size will generally have a higher price per unit. After appropriate adjustments are made, the improved sales demonstrate an adjusted range for the subject from $31,350 to $44,796 per unit with a mean or average adjusted price of $38,142 per unit. The median adjusted price is $38,698 per unit. Based on the following analysis, we have concluded to a value of $38,500 per unit, which results in an "as is" value of $7,800,000 (rounded after necessary adjustment, if any).

AMERICAN APPRAISAL ASSOCIATES, INC.           SALES COMPARISON APPROACH  PAGE 23
FAIRWAY VIEW II APARTMENTS, BATON ROUGE, LOUISIANA

SALES ADJUSTMENT GRID

                                                             COMPARABLE                COMPARABLE                COMPARABLE
         DESCRIPTION                  SUBJECT                   I - 1                     I - 2                     I - 3
-----------------------------  ----------------------  -----------------------  ------------------------  ------------------------
  Property Name                Fairway View II         Kingston Point           Magnolia Trace Apartment  Sable Chase Apartments
                               Apartments              Apartments

  Address                      2245 College Drive      1919 Boulevard De        11585 N. Harrell's Ferry  1860 Boulevard De
                                                       Province                 Rd                        Province

  City                         Baton Rouge, Louisiana  Baton Rouge, LA          Baton Rouge, LA           Baton Rouge, LA
  Sale Date                                            August, 2001             January, 2001             December, 2000
  Sale Price ($)                                       $4,446,000               $6,895,212                $6,508,000
  Net Rentable Area (SF)       167,022                 149,853                  241,372                   184,920
  Number of Units              204                     156                      245                       208
  Price Per Unit                                       $28,500                  $28,144                   $31,288
  Year Built                   1981                    1974-75                  1973                      1978
  Land Area (Acre)             10.5500                 7.7420                   12.5100                   9.5210
VALUE ADJUSTMENTS                   DESCRIPTION           DESCRIPTION     ADJ.     DESCRIPTION      ADJ.      DESCRIPTION     ADJ.
  Property Rights Conveyed     Fee Simple Estate       Fee Simple Estate   0%   Fee Simple Estate    0%   Fee Simple Estate    0%
  Financing                                            Cash To Seller      0%   Cash To Seller       0%   Cash To Seller       0%
  Conditions of Sale                                   Arm's Length        0%   Arm's Length         0%   Arm's Length         0%
  Date of Sale (Time)                                  08-2001            10%   01-2001             10%   12-2000             15%
VALUE AFTER TRANS. ADJUST.
  ($/UNIT)                                                     $31,350                   $30,958                  $35,982
  Location                                             Comparable          0%   Comparable           0%   Comparable           0%
  Number of Units              204                     156                -5%   245                  5%   208                  0%
  Quality / Appeal             Good                    Comparable          0%   Inferior            10%   Comparable           0%
  Age / Condition              1981                    1974-75 / Average  10%   1973 / Average      10%   1978 / Good          5%
  Occupancy at Sale            92%                     93%                 0%   90%                  0%   91%                  0%
  Amenities                    Good                    Comparable          0%   Inferior             5%   Comparable           0%
  Average Unit Size (SF)       819                     961                -5%   985                 -5%   889                 -5%
PHYSICAL ADJUSTMENT                                                        0%                       25%                        0%
FINAL ADJUSTED VALUE ($/UNIT)                                  $31,350                   $38,698                  $35,982

                                                            COMPARABLE                  COMPARABLE
         DESCRIPTION                  SUBJECT                 I - 4                        I - 5
-----------------------------  ----------------------  ------------------------  ----------------------------
  Property Name                Fairway View II         Sharlo Apartments (now    Goodwood Place Apartment
                               Apartments              known as Azalea Point

  Address                      2245 College Drive      2000 Brightside           356 Apartment Court
                                                       Lane

  City                         Baton Rouge, Louisiana  Baton Rouge, LA           Baton Rouge, LA
  Sale Date                                            October, 2000             January, 2000
  Sale Price ($)                                       $7,082,446                $5,548,936
  Net Rentable Area (SF)       167,022                 173,696                   187,456
  Number of Units              204                     200                       184
  Price Per Unit                                       $35,412                   $30,157
  Year Built                   1981                    1975                      Late 1960's, updated
  Land Area (Acre)             10.5500                 9.4500                    7.5900
VALUE ADJUSTMENTS                   DESCRIPTION           DESCRIPTION      ADJ.    DESCRIPTION            ADJ.
  Property Rights Conveyed     Fee Simple Estate       Fee Simple Estate    0%   Fee Simple Estate          0%
  Financing                                            Cash To Seller       0%   Cash To Seller             0%
  Conditions of Sale                                   Arm's Length         0%   Arm's Length               0%
  Date of Sale (Time)                                  10-2000             15%   01-2000                   15%
VALUE AFTER TRANS. ADJUST.
  ($/UNIT)                                                     $40,724                     $34,681
  Location                                             Comparable           0%   Comparable                 0%
  Number of Units              204                     200                  0%   184                        0%
  Quality / Appeal             Good                    Comparable           0%   Inferior                  10%
  Age / Condition              1981                    1975 / Good         10%   Late 1960's, updated / A  15%
  Occupancy at Sale            92%                     93%                  0%   98%                       -5%
  Amenities                    Good                    Comparable           0%   Inferior                   5%
  Average Unit Size (SF)       819                     868                  0%   1,019                    -10%
PHYSICAL ADJUSTMENT                                                        10%                             15%
FINAL ADJUSTED VALUE ($/UNIT)                                  $44,796                     $39,883

SUMMARY

VALUE RANGE (PER UNIT)              $ 31,350      TO    $  44,796
MEAN (PER UNIT)                     $ 38,142
MEDIAN (PER UNIT)                   $ 38,698
VALUE CONCLUSION (PER UNIT)         $ 38,500

VALUE OF IMPROVEMENT & MAIN SITE                        $ 7,854,000
  DEFERRED MAINTENANCE                                 -$    75,000
VALUE INDICATED BY SALES COMPARISON APPROACH            $ 7,779,000
ROUNDED                                                 $ 7,800,000

NET OPERATING INCOME (NOI) ANALYSIS

We have also conducted a net operating income (NOI) comparison analysis. The NOI effectively takes into account the various physical, location, and operating aspects of the sale. When the subject's NOI is compared to the sale NOI, a percent adjustment can be arrived at. The following table illustrates this analysis.

AMERICAN APPRAISAL ASSOCIATES, INC.            SALES COMPARISON APPROACH PAGE 24
FAIRWAY VIEW II APARTMENTS, BATON ROUGE, LOUISIANA

                             NOI PER UNIT COMPARISON

                                  SALE PRICE                       NOI/             SUBJECT NOI
COMPARABLE          NO. OF        ----------                     --------         --------------  ADJUSTMENT      INDICATED
   NO.               UNITS        PRICE/UNIT      OAR            NOI/UNIT         SUBJ. NOI/UNIT    FACTOR       VALUE/UNIT
----------          ------        ----------     -----           --------         --------------  ----------     ----------
   I-1                156         $4,446,000      9.63%          $428,155         $      797,532     1.424       $   40,596
                                  $   28,500                     $  2,745         $        3,909
   I-2                245         $6,895,212     11.07%          $762,978         $      797,532     1.255       $   35,331
                                  $   28,144                     $  3,114         $        3,909
   I-3                208         $6,508,000      9.24%          $601,198         $      797,532     1.353       $   42,320
                                  $   31,288                     $  2,890         $        3,909
   I-4                200         $7,082,446     10.91%          $772,476         $      797,532     1.012       $   35,844
                                  $   35,412                     $  3,862         $        3,909
   I-5                184         $5,548,936     10.34%          $573,668         $      797,532     1.254       $   37,815
                                  $   30,157                     $  3,118         $        3,909

                                   PRICE/UNIT

  Low                 High        Average         Median
$35,331             $42,320       $38,381        $37,815

                VALUE ANALYSIS BASED ON COMPARABLES NOI PER UNIT

Estimated Price Per Unit                        $   38,000
                                                ----------
Number of Units                                        204

Value                                           $7,752,000
  Deferred Maintenance                         -$   75,000
                                                ----------
Value Based on NOI Analysis                     $7,677,000
         Rounded                                $7,700,000

The adjusted sales indicate a range of value between $35,331 and $42,320 per unit, with an average of $38,381 per unit. Based on the subject's competitive position within the improved sales, a value of $38,000 per unit is estimated. This indicates an "as is" market value of $7,700,000 (rounded after necessary adjustment, if any) for the NOI Per Unit Analysis.

EFFECTIVE GROSS INCOME MULTIPLIER (EGIM) ANALYSIS

The effective gross income multiplier (EGIM) is derived by dividing the sales price by the total effective gross income. The following table illustrates the EGIMs for the comparable improved sales.

AMERICAN APPRAISAL ASSOCIATES, INC.            SALES COMPARISON APPROACH PAGE 25
FAIRWAY VIEW II APARTMENTS, BATON ROUGE, LOUISIANA

                  EFFECTIVE GROSS INCOME MULTIPLIER COMPARISON

                               SALE PRICE
COMPARABLE          NO. OF     ----------           EFFECTIVE      OPERATING                         SUBJECT
   NO.               UNITS     PRICE/UNIT         GROSS INCOME      EXPENSE         OER           PROJECTED OER  EGIM
----------          ------     ----------         ------------     ---------       -----          -------------  ----
   I-1                156      $4,446,000         $    881,401     $ 453,246       51.42%                        5.04
                               $   28,500
   I-2                245      $6,895,212         $  1,437,463     $ 674,485       46.92%                        4.80
                               $   28,144
   I-3                208      $6,508,000         $  1,129,310     $ 528,112       46.76%                        5.76
                               $   31,288                                                             38.45%
   I-4                200      $7,082,446         $  1,378,818     $ 606,342       43.98%                        5.14
                               $   35,412
   I-5                184      $5,548,936         $  1,005,516     $ 431,848       42.95%                        5.52
                               $   30,157

                                      EGIM

Low                 High       Average            Median
4.80                5.76         5.25              5.14

               VALUE ANALYSIS BASED ON EGIM'S OF COMPARABLE SALES

Estimate EGIM                                       5.75
                                             -----------
Subject EGI                                   $1,378,496

Value                                         $7,926,354
  Deferred Maintenance                       -$   75,000
                                             -----------
Value Based on EGIM Analysis                  $7,851,354
              Rounded                         $7,900,000

        Value Per Unit                        $   38,725

There is an inverse relationship, which generally holds among EGIMs and operating expenses. Properties, which have higher expense ratios, typically sell for relatively less and therefore produce a lower EGIM. As will be illustrated in the Income Capitalization Approach of this report, the subject's operating expense ratio (OER) is estimated at 38.45% before reserves. The comparable sales indicate a range of expense ratios from 42.95% to 51.42%, while their EGIMs range from 4.80 to 5.76. Overall, we conclude to an EGIM of 5.75, which results in an "as is" value estimate in the EGIM Analysis of $7,900,000.

SALES COMPARISON CONCLUSION

The three valuation methods in the Sales Comparison Approach are shown below. The overall value via the Sales Comparison Approach is estimated at $7,800,000.

Price Per Unit                       $7,800,000
NOI Per Unit                         $7,700,000
EGIM Analysis                        $7,900,000

Sales Comparison Conclusion          $7,800,000

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 26
FAIRWAY VIEW II APARTMENTS, BATON ROUGE, LOUISIANA

                         INCOME CAPITALIZATION APPROACH

The income capitalization approach is based on the premise that value is created by the expectation of future benefits. We estimated the present value of those benefits to derive an indication of the amount that a prudent, informed purchaser-investor would pay for the right to receive them as of the date of value.

This approach requires an estimate of the NOI of a property. The estimated NOI is then converted to a value indication by use of either the direct capitalization or the discounted cash flow analysis (yield capitalization).

Direct capitalization uses a single year's stabilized NOI as a basis for a value indication by dividing the income by a capitalization rate. The rate chosen accounts for a recapture of the investment by the investor and should reflect all factors that influence the value of the property, such as tenant quality, property condition, neighborhood change, market trends, interest rates, and inflation. The rate may be extracted from local market transactions or, when transaction evidence is lacking, obtained from trade sources.

A discounted cash flow analysis focuses on the operating cash flows expected from the property and the proceeds of a hypothetical sale at the end of a holding period (the reversion). The cash flows and reversion are discounted to their present values using a market-derived discount rate and are added together to obtain a value indication. Because benefits to be received in the future are worth less than the same benefits received in the present, this method weights income in the early years more heavily than the income and the sale proceeds to be received later. The strength of the discounted cash flow method is its ability to recognize variations in projected net income, such as those caused by inflation, stepped leases, neighborhood change, or tenant turnover. Its weakness is that it requires many judgments regarding the actions of likely buyers and sellers of the property in the future.

In some situations, both methods yield a similar result. The discounted cash flow method is typically more appropriate for the analysis of investment properties with multiple or long-term leases, particularly leases with cancellation clauses or renewal options. It is especially useful for multi-tenant properties in volatile markets. The direct capitalization

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 27
FAIRWAY VIEW II APARTMENTS, BATON ROUGE, LOUISIANA

method is normally more appropriate for properties with relatively stable operating histories and expectations.

A pro forma analysis for the first year of the investment is made to estimate a reasonable potential net operating income for the Subject Property. Such an analysis entails an estimate of the gross income the property should command in the marketplace. From this total gross income must be deducted an allowance for vacancy/collection loss and operating expenses as dictated by general market conditions and the overall character of the subject's tenancy and leased income to arrive at a projected estimate of net operating income. Conversion of the net operating income to an indication of value is accomplished by the process of capitalization, as derived primarily from market data.

MARKET RENT ANALYSIS

In order to determine a market rental rate for the subject, a survey of competing apartment communities was performed. This survey was displayed previously in the market analysis section of the report. Detailed information pertaining to each of the comparable rental communities, along with photographs, is presented in the Addenda of this report.

The following charts display the subject's current asking and actual rent rates as well as a comparison with the previous referenced comparable rental properties.

                        SUMMARY OF ACTUAL AVERAGE RENTS

                                                          Average
                                Unit Area          --------------------
   Unit Type                    (Sq. Ft.)          Per Unit      Per SF        %Occupied
----------------                ---------          --------      ------        ---------
  1Br/1Ba - 1A10                   588             $    481      $ 0.82           95.8%
1Br/1.5Ba - 1B15                   620             $    507      $ 0.82          100.0%
  1Br/1Ba - 1C10                   706             $    531      $ 0.75           95.8%
  2Br/1Ba - 2A10                   889             $    625      $ 0.70           86.8%
  2Br/2Ba - 2A20                   944             $    791      $ 0.84          100.0%
  3Br/2Ba - 3A20                  1189             $    786      $ 0.66          100.0%
  3Br/2Ba - 3B20                  1335             $    819      $ 0.61           85.0%

AMERICAN APPRAISAL ASSOCIATES, INC.      INCOME CAPITALIZATION APPROACH  PAGE 28
FAIRWAY VIEW II APARTMENTS, BATON ROUGE, LOUISIANA

                                 RENT ANALYSIS

                                                                                   COMPARABLE RENTS
                                                              ----------------------------------------------------------
                                                                 R-1         R-2         R-3          R-4        R-5
                                                              ----------------------------------------------------------
                                                                            Parc                  Jefferson
                                                              Bienville   Fontaine   Cobblestone    Place      Warwick
                                                                Towers   Apartments   at Essen    Apartments  Apartments
                                                              ----------------------------------------------------------
                                                                                COMPARISON TO SUBJECT
                                                              ----------------------------------------------------------
                                            SUBJECT  SUBJECT
                            SUBJECT UNIT    ACTUAL   ASKING   Slightly    Slightly    Slightly
      DESCRIPTION               TYPE         RENT     RENT    Inferior    Inferior    Superior     Superior    Superior
------------------------------------------------------------------------------------------------------------------------
Monthly Rent              1BR/1BA - 1A10    $   481  $   501              $    525    $    665
Unit Area (SF)                                  588      588                   620         648
Monthly Rent Per Sq. Ft.                    $  0.82  $  0.85              $   0.85    $   1.03

Monthly Rent              1BR/1.5BA - 1B15  $   507  $   541  $    550
Unit Area (SF)                                  620      620       740
Monthly Rent Per Sq. Ft.                    $  0.82  $  0.87  $   0.74

Monthly Rent              1BR/1BA -1C10     $   531  $   571  $    575                                         $    640
Unit Area (SF)                                  706      706       740                                              750
Monthly Rent Per Sq. Ft.                    $  0.75  $  0.81  $   0.78                                         $   0.85

Monthly Rent              2BR/1BA - 2A10    $   625  $   671  $    634    $    615    $    890                 $    740
Unit Area (SF)                                  889      889       923         970         995                      990
Monthly Rent Per Sq. Ft.                    $  0.70  $  0.75  $   0.69    $   0.63    $   0.89                 $   0.75

Monthly Rent              2BR/2BA - 2A20    $   791  $   871  $    655    $    625    $    774                 $    740
Unit Area (SF)                                  944      944     1,156         970       1,070                    1,029
Monthly Rent Per Sq. Ft.                    $  0.84  $  0.92  $   0.57    $   0.64    $   0.72                 $   0.72

Monthly Rent              3BR/2BA - 3A20    $   786  $   861  $    705                             $    871    $    772
Unit Area (SF)                                1,189    1,189     1,084                                1,250       1,047
Monthly Rent Per Sq. Ft.                    $  0.66  $  0.72  $   0.65                             $   0.70    $   0.74

Monthly Rent              3BR/2BA - 3B20    $   819  $   889  $    855    $    715    $    975     $  1,086    $    960
Unit Area (SF)                                1,335    1,335     1,120       1,270       1,265        1,559       1,242
Monthly Rent Per Sq. Ft.                    $  0.61  $  0.67  $   0.76    $   0.56    $   0.77     $   0.70    $   0.77

                            SUBJECT UNIT
      DESCRIPTION               TYPE          MIN      MAX     MEDIAN     AVERAGE
-----------------------------------------------------------------------------------
Monthly Rent              1BR/1BA - 1A10    $   525  $   665  $    595   $      595
Unit Area (SF)                                  620      648       634          634
Monthly Rent Per Sq. Ft.                    $  0.85  $  1.03  $   0.94   $     0.94

Monthly Rent              1BR/1.5BA - 1B15  $   550  $   550  $    550   $      550
Unit Area (SF)                                  740      740       740          740
Monthly Rent Per Sq. Ft.                    $  0.74  $  0.74  $   0.74   $     0.74

Monthly Rent              1BR/1BA -1C10     $   575  $   640  $    608   $      608
Unit Area (SF)                                  740      750       745          745
Monthly Rent Per Sq. Ft.                    $  0.78  $  0.85  $   0.82   $     0.82

Monthly Rent              2BR/1BA - 2A10    $   615  $   890  $    687   $      720
Unit Area (SF)                                  923      995       980          970
Monthly Rent Per Sq. Ft.                    $  0.63  $  0.89  $   0.72   $     0.74

Monthly Rent              2BR/2BA - 2A20    $   625  $   774  $    698   $      698
Unit Area (SF)                                  970    1,156     1,049        1,056
Monthly Rent Per Sq. Ft.                    $  0.57  $  0.72  $   0.68   $     0.66

Monthly Rent              3BR/2BA - 3A20    $   705  $   871  $    772   $      783
Unit Area (SF)                                1,047    1,250     1,084        1,127
Monthly Rent Per Sq. Ft.                    $  0.65  $  0.74  $   0.70   $     0.69

Monthly Rent              3BR/2BA - 3B20    $   715  $ 1,086  $    960   $      918
Unit Area (SF)                                1,120    1,559     1,265        1,291
Monthly Rent Per Sq. Ft.                    $  0.56  $  0.77  $   0.76   $     0.71

CONCLUDED MARKET RENTAL RATES AND TERMS

Based on this analysis above, the subject's concluded market rental rates and gross rental income is calculated as follows:

                         GROSS RENTAL INCOME PROJECTION

                                                 Market Rent
                                   Unit Area  ----------------   Monthly     Annual
   Unit Type      Number of Units  (Sq. Ft.)  Per Unit  Per SF   Income      Income
--------------------------------------------------------------------------------------
1Br/1Ba - 1A10          48             588     $  540   $ 0.92  $  25,920  $   311,040
1Br/1.5Ba - 1B15         8             620     $  500   $ 0.81  $   4,000  $    48,000
1Br/1Ba -1C10           48             706     $  565   $ 0.80  $  27,120  $   325,440
2Br/1Ba - 2A10          68             889     $  620   $ 0.70  $  42,160  $   505,920
2Br/2Ba - 2A20           6             944     $  650   $ 0.69  $   3,900  $    46,800
3Br/2Ba - 3A20           6           1,189     $  680   $ 0.57  $   4,080  $    48,960
3Br/2Ba - 3B20          20           1,335     $  700   $ 0.52  $  14,000  $   168,000
                                                                ---------  -----------
                                                        Total   $ 121,180  $ 1,454,160
                                                                =========  ===========

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 29
FAIRWAY VIEW II APARTMENTS, BATON ROUGE, LOUISIANA

PRO FORMA ANALYSIS

For purposes of this appraisal, we were provided with income and expense data for the subject property. A summary of this data is presented on the following page.

AMERICAN APPRAISAL ASSOCIATES, INC.      INCOME CAPITALIZATION APPROACH  PAGE 30
FAIRWAY VIEW II APARTMENTS, BATON ROUGE, LOUISIANA

SUMMARY OF HISTORICAL INCOME & EXPENSES

                                FISCAL YEAR 2000           FISCAL YEAR 2001         FISCAL YEAR 2002          FISCAL YEAR 2003
                             -----------------------   -----------------------   -----------------------   -----------------------
                                     ACTUAL                     ACTUAL                    ACTUAL              MANAGEMENT BUDGET
                             -----------------------   -----------------------   -----------------------   -----------------------
      DESCRIPTION               TOTAL      PER UNIT       TOTAL      PER UNIT       TOTAL      PER UNIT      TOTAL       PER UNIT
      -----------            ----------   ----------   ----------   ----------   ----------   ----------   ----------   ----------
Revenues
  Rental Income              $1,454,014   $    7,128   $1,476,535   $    7,238   $1,455,951   $    7,137   $1,473,368   $    7,222

  Vacancy                    $   95,280   $      467   $  115,670   $      567   $   96,940   $      475   $  159,548   $      782
  Credit Loss/Concessions    $   48,299   $      237   $   41,849   $      205   $   16,213   $       79   $   17,712   $       87
                             ----------   ----------   ----------   ----------   ----------   ----------   ----------   ----------
    Subtotal                 $  143,579   $      704   $  157,519   $      772   $  113,153   $      555   $  177,260   $      869

  Laundry Income             $    2,726   $       13   $    3,738   $       18   $    5,855   $       29   $   19,984   $       98
  Garage Revenue             $        0   $        0   $        0   $        0   $        0   $        0   $        0   $        0
  Other Misc. Revenue        $   36,484   $      179   $   40,363   $      198   $   70,489   $      346   $   35,348   $      173
                             ----------   ----------   ----------   ----------   ----------   ----------   ----------   ----------
    Subtotal Other Income    $   39,210   $      192   $   44,101   $      216   $   76,344   $      374   $   55,332   $      271

                             ----------   ----------   ----------   ----------   ----------   ----------   ----------   ----------
Effective Gross Income       $1,349,645   $    6,616   $1,363,117   $    6,682   $1,419,142   $    6,957   $1,351,440   $    6,625

Operating Expenses
  Taxes                      $   55,031   $      270   $   36,528   $      179   $   60,309   $      296   $   48,000   $      235
  Insurance                  $   22,956   $      113   $   40,373   $      198   $   32,029   $      157   $   33,468   $      164
  Utilities                  $   69,939   $      343   $   79,320   $      389   $   77,011   $      378   $   81,904   $      401
  Repair & Maintenance       $   32,444   $      159   $   19,897   $       98   $   21,789   $      107   $   14,836   $       73
  Cleaning                   $    7,498   $       37   $    5,625   $       28   $    5,096   $       25   $        0   $        0
  Landscaping                $   25,041   $      123   $   22,962   $      113   $   22,781   $      112   $   42,816   $      210
  Security                   $   16,405   $       80   $   16,199   $       79   $   17,831   $       87   $        0   $        0
  Marketing & Leasing        $   21,391   $      105   $   10,429   $       51   $   15,823   $       78   $   13,912   $       68
  General Administrative     $  112,236   $      550   $  119,934   $      588   $  157,678   $      773   $  140,236   $      687
  Management                 $   68,592   $      336   $   57,636   $      283   $   70,909   $      348   $   74,088   $      363
  Miscellaneous              $   48,116   $      236   $   40,808   $      200   $   51,254   $      251   $   45,160   $      221

                             ----------   ----------   ----------   ----------   ----------   ----------   ----------   ----------
Total Operating Expenses     $  479,649   $    2,351   $  449,711   $    2,204   $  532,510   $    2,610   $  494,420   $    2,424

  Reserves                   $        0   $        0   $        0   $        0   $        0   $        0   $        0   $        0

                             ----------   ----------   ----------   ----------   ----------   ----------   ----------   ----------
Net Income                   $  869,996   $    4,265   $  913,406   $    4,477   $  886,632   $    4,346   $  857,020   $    4,201
                             ----------   ----------   ----------   ----------   ----------   ----------   ----------   ----------

                                 ANNUALIZED 2003
                             -----------------------
                                   PROJECTION                    AAA PROJECTION
                             -----------------------   ----------------------------------
      DESCRIPTION              TOTAL       PER UNIT      TOTAL       PER UNIT        %
      -----------            ----------   ----------   ----------   ----------     ------
Revenues
  Rental Income              $1,470,752   $    7,210   $1,454,160   $    7,128     100.0%

  Vacancy                    $  124,492   $      610   $  101,791   $      499       7.0%
  Credit Loss/Concessions    $   15,156   $       74   $   21,812   $      107       1.5%
                             ----------   ----------   ----------   ----------     -----
    Subtotal                 $  139,648   $      685   $  123,604   $      606       8.5%

  Laundry Income             $    5,224   $       26   $    7,140   $       35       0.5%
  Garage Revenue             $        0   $        0   $        0   $        0       0.0%
  Other Misc. Revenue        $   50,164   $      246   $   40,800   $      200       2.8%
                             ----------   ----------   ----------   ----------     -----
    Subtotal Other Income    $   55,388   $      272   $   47,940   $      235       3.3%

                             ----------   ----------   ----------   ----------     -----
Effective Gross Income       $1,386,492   $    6,797   $1,378,496   $    6,757     100.0%

Operating Expenses
  Taxes                      $   48,692   $      239   $   56,100   $      275       4.1%
  Insurance                  $   33,888   $      166   $   34,680   $      170       2.5%
  Utilities                  $   79,860   $      391   $   81,600   $      400       5.9%
  Repair & Maintenance       $   32,684   $      160   $   25,500   $      125       1.8%
  Cleaning                   $   10,572   $       52   $    8,160   $       40       0.6%
  Landscaping                $   32,356   $      159   $   28,560   $      140       2.1%
  Security                   $   20,356   $      100   $   18,360   $       90       1.3%
  Marketing & Leasing        $   12,088   $       59   $   14,280   $       70       1.0%
  General Administrative     $  166,592   $      817   $  142,800   $      700      10.4%
  Management                 $   73,184   $      359   $   68,925   $      338       5.0%
  Miscellaneous              $   97,828   $      480   $   51,000   $      250       3.7%

                             ----------   ----------   ----------   ----------     -----
Total Operating Expenses     $  608,100   $    2,981   $  529,965   $    2,598      38.4%

  Reserves                   $        0   $        0   $   51,000   $      250       9.6%

                             ----------   ----------   ----------   ----------     -----
Net Income                   $  778,392   $    3,816   $  797,532   $    3,909      57.9%
                             ----------   ----------   ----------   ----------     -----

REVENUES AND EXPENSES

The subject's revenue and expense projections are displayed on the previous chart. Rental income is based on the market analysis previously discussed. Other income consists of forfeited deposits, laundry income, late rent payments, month to month fees, pet fees, vending machine revenue, etc.

We forecasted the property's annual operating expenses after reviewing its historical performance at the subject property. We analyzed each item of expense and attempted to forecast amounts a typical informed investor would consider reasonable.

VACANCY AND COLLECTION LOSS

An investor is primarily interested in the annual revenue an income property is likely to produce over a specified period of time, rather than the income it could produce if it were always 100% occupied and all tenants were paying their rent in full and on time. An investor normally expects some income loss as tenants vacate, fail to pay rent, or pay their rent late.

We have projected a stabilized vacancy and collection loss rate of 8.5% based on the subject's historical performance, as well as the anticipated future market conditions.

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 31
FAIRWAY VIEW II APARTMENTS, BATON ROUGE, LOUISIANA

RESERVES FOR REPLACEMENT

"Reserves for replacements" is a contingency account allocated to the expenses of the property to provide for replacement of short-lived items and for unforeseen necessary capital expenditures. We have utilized the Korpacz Real Estate Investor Survey of the national apartment market, which reports a range of replacement reserves between $150 and $400 per unit. For purposes of this analysis, we have included an allowance of $250 per unit for reserves for replacement.

CAPITAL EXPENDITURES

Capital expenditures represent expenses for immediate repair or replacement of items that have average to long lives. Based on our inspection of the property as well as discussions with property management personnel, there are some major items remaining in need of repair or replacement that would require an expense beyond our reserves for replacement. Therefore an additional $75,000 has been deducted.

DISCOUNTED CASH FLOW ANALYSIS

As the subject is a multi-tenant income property, the Discounted Cash Flow Method is considered appropriate. This method is especially meaningful in that it isolates the timing of the annual cash flows and discounts them, along with the expected equity reversion, to a present value. The present value of the cash flow is added to the present value of the reversion, resulting in a total property value.

INVESTMENT CRITERIA

Appropriate investment criteria will be derived for the subject based upon analysis of comparable sales and a survey of real estate investors. The following table summarizes the findings of Korpacz National Investor Survey for the most recent period.

                        KORPACZ NATIONAL INVESTOR SURVEY
                                1ST QUARTER 2003
                            NATIONAL APARTMENT MARKET

                                CAPITALIZATION RATES
              --------------------------------------------------------
                     GOING-IN                             TERMINAL
              ----------------------                ------------------
               LOW              HIGH                 LOW          HIGH
              ----             -----                ----         -----
RANGE         6.00%            10.00%               7.00%        10.00%
AVERAGE               8.14%                                8.47%

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 32
FAIRWAY VIEW II APARTMENTS, BATON ROUGE, LOUISIANA

                               SUMMARY OF OVERALL
                              CAPITALIZATION RATES

COMP. NO.            SALE DATE     OCCUP.       PRICE/UNIT       OAR
---------            ---------     ------       ----------      -----
   I-1                 Aug-01        93%        $   28,500       9.63%
   I-2                 Jan-01        90%        $   28,144      11.07%
   I-3                 Dec-00        91%        $   31,288       9.24%
   I-4                 Oct-00        93%        $   35,412      10.91%
   I-5                 Jan-00        98%        $   30,157      10.34%
                                                      High      11.07%
                                                       Low       9.24%
                                                   Average      10.24%

Based on this information, we have concluded the subject's overall capitalization rate should be 10.50%. The terminal capitalization rate is applied to the net operating income estimated for the year following the end of the holding period. Based on the concluded overall capitalization rate, the age of the property and the surveyed information, we have concluded the subject's terminal capitalization rate to be 11.50%. Finally, the subject's discount rate or yield rate is estimated based on the previous investor survey and an examination of returns available on alternative investments in the market. Based on this analysis, the subject's discount rate is estimated to be 12.00%.

HOLDING PERIOD

The survey of investors indicates that most investors are completing either 10-year cash flows or extending the analysis to the end of the lease if it is more than 10-years. A 10-year period has been used in the analysis of the subject with the eleventh year stabilized NOI used to determine the reversion.

SELLING COSTS

Sales of similar size properties are typically accomplished with the aid of a broker and will also incur legal and other transaction related cost. Based on our survey of brokers and a review of institutional investor projections, an allowance of 2.00% of the sale amount is applied.

DISCOUNTED CASH FLOW CONCLUSION

Discounting the annual cash flows and the equity reversion at the selected rate of 12.00% indicates a value of $7,800,000. In this instance, the reversion figure contributes approximately 35% of the total value. Investors surveyed for this assignment indicated they

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 33
FAIRWAY VIEW II APARTMENTS, BATON ROUGE, LOUISIANA

would prefer to have the cash flow contribute anywhere from 50% to 60%. Overall, the blend seems reasonable. The cash flow and pricing matrix are located on the following pages.

AMERICAN APPRAISAL ASSOCIATES, INC.      INCOME CAPITALIZATION APPROACH  PAGE 34
FAIRWAY VIEW II APARTMENTS, BATON ROUGE, LOUISIANA

      DISCOUNTED CASH FLOW ANALYSIS

                           FAIRWAY VIEW II APARTMENTS

           YEAR                          APR-2004      APR-2005      APR-2006      APR-2007      APR-2008      APR-2009
        FISCAL YEAR                         1              2             3            4              5             6
        -----------                     ----------    ----------    ----------    ----------    ----------    ----------
REVENUE
   Base Rent                            $1,454,160    $1,483,243    $1,512,908    $1,543,166    $1,574,030    $1,613,380

   Vacancy                              $  101,791    $  103,827    $  105,904    $  108,022    $  110,182    $  112,937
   Credit Loss                          $   21,812    $   22,249    $   22,694    $   23,147    $   23,610    $   24,201
   Concessions                          $        0    $        0    $        0    $        0    $        0    $        0
                                        ----------    ----------    ----------    ----------    ----------    ----------
     Subtotal                           $  123,604    $  126,076    $  128,597    $  131,169    $  133,793    $  137,137

   Laundry Income                       $    7,140    $    7,283    $    7,428    $    7,577    $    7,729    $    7,922
   Garage Revenue                       $        0    $        0    $        0    $        0    $        0    $        0
   Other Misc. Revenue                  $   40,800    $   41,616    $   42,448    $   43,297    $   44,163    $   45,267
                                        ----------    ----------    ----------    ----------    ----------    ----------
       Subtotal Other Income            $   47,940    $   48,899    $   49,877    $   50,874    $   51,892    $   53,189

                                        ----------    ----------    ----------    ----------    ----------    ----------
EFFECTIVE GROSS INCOME                  $1,378,496    $1,406,066    $1,434,188    $1,462,871    $1,492,129    $1,529,432

OPERATING EXPENSES:
   Taxes                                $   56,100    $   57,222    $   58,366    $   59,534    $   60,724    $   62,243
   Insurance                            $   34,680    $   35,374    $   36,081    $   36,803    $   37,539    $   38,477
   Utilities                            $   81,600    $   83,232    $   84,897    $   86,595    $   88,326    $   90,535
   Repair & Maintenance                 $   25,500    $   26,010    $   26,530    $   27,061    $   27,602    $   28,292
   Cleaning                             $    8,160    $    8,323    $    8,490    $    8,659    $    8,833    $    9,053
   Landscaping                          $   28,560    $   29,131    $   29,714    $   30,308    $   30,914    $   31,687
   Security                             $   18,360    $   18,727    $   19,102    $   19,484    $   19,873    $   20,370
   Marketing & Leasing                  $   14,280    $   14,566    $   14,857    $   15,154    $   15,457    $   15,844
   General Administrative               $  142,800    $  145,656    $  148,569    $  151,541    $  154,571    $  158,436
   Management                           $   68,925    $   70,303    $   71,709    $   73,144    $   74,606    $   76,472
   Miscellaneous                        $   51,000    $   52,020    $   53,060    $   54,122    $   55,204    $   56,584

                                        ----------    ----------    ----------    ----------    ----------    ----------
TOTAL OPERATING EXPENSES                $  529,965    $  540,564    $  551,375    $  562,403    $  573,651    $  587,992

   Reserves                             $   51,000    $   52,020    $   53,060    $   54,122    $   55,204    $   56,584
                                        ----------    ----------    ----------    ----------    ----------    ----------
NET OPERATING INCOME                    $  797,532    $  813,482    $  829,752    $  846,347    $  863,274    $  884,856
                                        ==========    ==========    ==========    ==========    ==========    ==========

   Operating Expense Ratio (% of EGI)         38.4%         38.4%         38.4%         38.4%         38.4%         38.4%
   Operating Expense Per Unit           $    2,598    $    2,650    $    2,703    $    2,757    $    2,812    $    2,882

           YEAR                          APR-2010      APR-2011      APR-2012      APR-2013      APR-2014
        FISCAL YEAR                         7              8             9            10            11
        -----------                     ----------    ----------    ----------    ----------    ----------
REVENUE
   Base Rent                            $1,653,715    $1,695,058    $1,737,434    $1,780,870    $1,825,392

   Vacancy                              $  115,760    $  118,654    $  121,620    $  124,661    $  127,777
   Credit Loss                          $   24,806    $   25,426    $   26,062    $   26,713    $   27,381
   Concessions                          $        0    $        0    $        0    $        0    $        0
                                        ----------    ----------    ----------    ----------    ----------
     Subtotal                           $  140,566    $  144,080    $  147,682    $  151,374    $  155,158

   Laundry Income                       $    8,120    $    8,323    $    8,531    $    8,744    $    8,963
   Garage Revenue                       $        0    $        0    $        0    $        0    $        0
   Other Misc. Revenue                  $   46,399    $   47,559    $   48,748    $   49,967    $   51,216
                                        ----------    ----------    ----------    ----------    ----------
       Subtotal Other Income            $   54,519    $   55,882    $   57,279    $   58,711    $   60,179

                                        ----------    ----------    ----------    ----------    ----------
EFFECTIVE GROSS INCOME                  $1,567,668    $1,606,860    $1,647,031    $1,688,207    $1,730,412

OPERATING EXPENSES:
   Taxes                                $   63,799    $   65,394    $   67,028    $   68,704    $   70,422
   Insurance                            $   39,439    $   40,425    $   41,436    $   42,472    $   43,533
   Utilities                            $   92,798    $   95,118    $   97,496    $   99,933    $  102,432
   Repair & Maintenance                 $   28,999    $   29,724    $   30,467    $   31,229    $   32,010
   Cleaning                             $    9,280    $    9,512    $    9,750    $    9,993    $   10,243
   Landscaping                          $   32,479    $   33,291    $   34,124    $   34,977    $   35,851
   Security                             $   20,880    $   21,402    $   21,937    $   22,485    $   23,047
   Marketing & Leasing                  $   16,240    $   16,646    $   17,062    $   17,488    $   17,926
   General Administrative               $  162,396    $  166,456    $  170,618    $  174,883    $  179,255
   Management                           $   78,383    $   80,343    $   82,352    $   84,410    $   86,521
   Miscellaneous                        $   57,999    $   59,449    $   60,935    $   62,458    $   64,020

                                        ----------    ----------    ----------    ----------    ----------
TOTAL OPERATING EXPENSES                $  602,692    $  617,759    $  633,203    $  649,033    $  665,259

   Reserves                             $   57,999    $   59,449    $   60,935    $   62,458    $   64,020
                                        ----------    ----------    ----------    ----------    ----------
NET OPERATING INCOME                    $  906,977    $  929,651    $  952,893    $  976,715    $1,001,133
                                        ==========    ==========    ==========    ==========    ==========

   Operating Expense Ratio (% of EGI)         38.4%         38.4%         38.4%         38.4%         38.4%
   Operating Expense Per Unit           $    2,954    $    3,028    $    3,104    $    3,182    $    3,261

Estimated Stabilized NOI       $ 797,532        Sales Expense Rate             2.00%
Months to Stabilized                   1        Discount Rate                 12.00%
Stabilized Occupancy                93.0%       Terminal Cap Rate             11.50%

                              "DCF" VALUE ANALYSIS

Gross Residual Sale Price      $8,705,504      Deferred Maintenance         -$   75,000
  Less: Sales Expense          $  174,110      Add: Excess Land              $        0
                               ----------
Net Residual Sale Price        $8,531,394      Other Adjustments             $        0
                                                                             ----------
PV of Reversion                $2,746,881      Value Indicated By "DCF"      $7,830,717
Add: NPV of NOI                $5,158,836                     Rounded        $7,800,000
                               ----------
PV Total                       $7,905,717

                          "DCF" VALUE SENSITIVITY TABLE

                                                              DISCOUNT RATE
                                ----------------------------------------------------------------------
       TOTAL VALUE                11.50%         11.75%           12.00%         12.25%       12.50%
       -----------              ----------     ----------       ----------     ----------   ----------
                    11.00%      $8,281,744     $8,154,815       $8,030,575     $7,908,956   $7,789,894
                    11.25%      $8,215,007     $8,089,557       $7,966,759     $7,846,547   $7,728,858
TERMINAL CAP RATE   11.50%      $8,151,172     $8,027,136       $7,905,717     $7,786,851   $7,670,475
                    11.75%      $8,090,053     $7,967,371       $7,847,273     $7,729,695   $7,614,577
                    12.00%      $8,031,481     $7,910,096       $7,791,264     $7,674,921   $7,561,008

AMERICAN APPRAISAL ASSOCIATES, INC.      INCOME CAPITALIZATION APPROACH  PAGE 35
FAIRWAY VIEW II APARTMENTS, BATON ROUGE, LOUISIANA

INCOME LOSS DURING LEASE-UP

The subject is currently near or at a stabilized condition. Therefore, there is no income loss during lease-up at the subject property.

CONCESSIONS

Concessions have historically not been utilized at the subject property or in the subject's market. Therefore, no adjustment was included for concessions.

DIRECT CAPITALIZATION METHOD

After having projected the income and expenses for the property, the next step in the valuation process is to capitalize the net income into an estimate of value. The selected overall capitalization rate ("OAR") covers both return on and return of capital. It is the overall rate of return an investor expects.

After considering the market transactions and the investor surveys, we previously conclude that an overall rate of 10.50% percent is applicable to the subject. The results of our direct capitalization analysis are as follows:

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 36
FAIRWAY VIEW II APARTMENTS, BATON ROUGE, LOUISIANA

                          FAIRWAY VIEW II APARTMENTS

                                                         TOTAL           PER SQ. FT.      PER UNIT         %OF EGI
                                                      -----------        -----------      ---------        -------
REVENUE
   Base Rent                                           $1,454,160        $      8.71      $  7,128

   Less: Vacancy & Collection Loss        8.50%        $  123,604        $      0.74      $     606

   Plus: Other Income
      Laundry Income                                   $    7,140        $      0.04      $      35           0.52%
      Garage Revenue                                   $        0        $      0.00      $       0           0.00%
      Other Misc. Revenue                              $   40,800        $      0.24      $     200           2.96%
                                                       ----------        -----------      ---------        -------
         Subtotal Other Income                         $   47,940        $      0.29      $     235           3.48%

EFFECTIVE GROSS INCOME                                 $1,378,496        $      8.25      $   6,757

OPERATING EXPENSES:
   Taxes                                               $   56,100        $      0.34      $     275           4.07%
   Insurance                                           $   34,680        $      0.21      $     170           2.52%
   Utilities                                           $   81,600        $      0.49      $     400           5.92%
   Repair & Maintenance                                $   25,500        $      0.15      $     125           1.85%
   Cleaning                                            $    8,160        $      0.05      $      40           0.59%
   Landscaping                                         $   28,560        $      0.17      $     140           2.07%
   Security                                            $   18,360        $      0.11      $      90           1.33%
   Marketing & Leasing                                 $   14,280        $      0.09      $      70           1.04%
   General Administrative                              $  142,800        $      0.85      $     700          10.36%
   Management                             5.00%        $   68,925        $      0.41      $     338           5.00%
   Miscellaneous                                       $   51,000        $      0.31      $     250           3.70%

TOTAL OPERATING EXPENSES                               $  529,965        $      3.17      $   2,598          38.45%

   Reserves                                            $   51,000        $      0.31      $     250           3.70%
                                                       ----------        -----------      ---------        -------
NET OPERATING INCOME                                   $  797,532        $      4.78      $   3,909          57.86%
                                                       ==========        ===========      =========        =======
   "GOING IN" CAPITALIZATION RATE                           10.50%

   VALUE INDICATION                                    $7,595,539        $     45.48      $  37,233

   DEFERRED MAINTENANCE                               ($   75,000)

   "AS IS" VALUE INDICATION
      (DIRECT CAPITALIZATION APPROACH)                 $7,520,539

                             ROUNDED                   $7,500,000        $     44.90      $  36,765

AMERICAN APPRAISAL ASSOCIATES, INC.      INCOME CAPITALIZATION APPROACH  PAGE 37
FAIRWAY VIEW II APARTMENTS, BATON ROUGE, LOUISIANA

                 DIRECT CAPITALIZATION VALUE SENSITIVITY TABLE

CAP RATE        VALUE          ROUNDED        $/UNIT        $/SF
--------      ----------     ----------       -------      ------
    9.75%     $8,104,811     $8,100,000       $39,706      $48.50
   10.00%     $7,900,316     $7,900,000       $38,725      $47.30
   10.25%     $7,705,796     $7,700,000       $37,745      $46.10
   10.50%     $7,520,539     $7,500,000       $36,765      $44.90
   10.75%     $7,343,898     $7,300,000       $35,784      $43.71
   11.00%     $7,175,287     $7,200,000       $35,294      $43.11
   11.25%     $7,014,170     $7,000,000       $34,314      $41.91

CONCLUSION BY THE DIRECT CAPITALIZATION METHOD

Applying the capitalization rate to our estimated NOI results in an estimated value of $7,500,000.

CORRELATION AND CONCLUSION BY THE INCOME APPROACH

The two methods used to estimate the market value of the subject property by the income approach resulted in the following indications of value:

Discounted Cash Flow Analysis            $7,800,000
Direct Capitalization Method             $7,500,000

Giving consideration to the indicated values provided by both techniques, we have concluded the estimated value by the income capitalization approach to be $7,600,000.

AMERICAN APPRAISAL ASSOCIATES, INC.       RECONCILIATION AND CONCLUSION  PAGE 38
FAIRWAY VIEW II APARTMENTS, BATON ROUGE, LOUISIANA

                          RECONCILIATION AND CONCLUSION

This appraisal was made to express an opinion as of the Market Value of the fee simple estate in the property.

AS IS MARKET VALUE OF THE FEE SIMPLE ESTATE

Cost Approach                  Not Utilized
Sales Comparison Approach      $  7,800,000
Income Approach                $  7,600,000
Reconciled Value               $  7,700,000

The Income Capitalization Method is considered a reliable indicator of value. Income and expenses were estimated and projected based on historical operating statements and market oriented expenses. This method is primarily used by investors in their underwriting analysis. Furthermore, there was good support for an overall rate in the Direct Capitalization Method.

The Sales Comparison Approach to value supported the value conclusion by the Income Approach and was given secondary consideration. Investment-grade, income-producing properties such as the subject are not typically traded based on cost. Therefore, the Cost Approach has not been considered in our valuation.

FINAL VALUE - FEE SIMPLE ESTATE

Based on the investigation and premise outlined, it is our opinion that as of May 22, 2003 the market value of the fee simple estate in the property is:

                                   $7,700,000

AMERICAN APPRAISAL ASSOCIATES, INC.                                      ADDENDA
FAIRWAY VIEW II APARTMENTS, BATON ROUGE, LOUISIANA

                                     ADDENDA

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT A
FAIRWAY VIEW II APARTMENTS, BATON ROUGE, LOUISIANA

                                    EXHIBIT A
                               SUBJECT PHOTOGRAPHS

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT A
FAIRWAY VIEW II APARTMENTS, BATON ROUGE, LOUISIANA

                               SUBJECT PHOTOGRAPHS

          [PICTURE]                                     [PICTURE]

EXTERIOR AND ENTRANCE TO SUBJECT          EXTERIOR - TYPICAL VIEW OF  BUILDINGS

        [PICTURE]                                       [PICTURE]

REAR VIEW OF APARTMENT COMPLEX                             POOL

              [PICTURE]                                  [PICTURE]

VIEW OF DRAINAGE DITCH AT REAR OF THE SITE         TYPICAL LAUNDRY ROOM

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT A
FAIRWAY VIEW II APARTMENTS, BATON ROUGE,
LOUISIANA

                               SUBJECT PHOTOGRAPHS
        [PICTURE]                                       [PICTURE]

FITNESS CENTER EXTERIOR                      INTERIOR VIEW OF FITNESS CENTER

        [PICTURE]                                       [PICTURE]

INTERIOR - APARTMENT UNIT                       INTERIOR - APARTMENT UNIT

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT B
FAIRWAY VIEW II APARTMENTS, BATON ROUGE, LOUISIANA

                                    EXHIBIT B
                           SUMMARY OF RENT COMPARABLES
                          AND PHOTOGRAPH OF COMPARABLES

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT B
FAIRWAY VIEW I I APARTMENTS, BATON ROUGE, LOUISIANA

                    PHOTOGRAPHS OF COMPARABLE SALE PROPERTIES

      COMPARABLE I-1             COMPARABLE I-2              COMPARABLE I-3
KINGSTON POINT APARTMENTS   MAGNOLIA TRACE APARTMENT     SABLE CHASE APARTMENTS
    1919 Boulevard De      11585 N. Harrell's Ferry Rd     1860 Boulevard De
Province Baton Rouge, LA         Baton Rouge, LA        Province Baton Rouge, LA

        [PICTURE]                   [PICTURE]                   [PICTURE]

               COMPARABLE I-4                        COMPARABLE I-5
SHARLO APARTMENTS (NOW  KNOWN AS AZALEA POINT   GOODWOOD PLACE APARTMENT
            2000 Brightside Lane                   356 Apartment Court
               Baton Rouge, LA                       Baton Rouge, LA

                  [PICTURE]                             [PICTURE]

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT B
FAIRWAY VIEW II APARTMENTS, BATON ROUGE, LOUISIANA

SUMMARY OF COMPARABLE RENTAL PROPERTIES

                                                                                                COMPARABLE
          DESCRIPTION                                   SUBJECT                                    R - 1
-------------------------------        ----------------------------------------      ----------------------------------
  Property Name                        Fairway View II Apartments                    Bienville Towers
  Management Company                   AIMCO                                         Patrician Management
LOCATION:
  Address                              2245 College Drive                            2100 College Drive
  City, State                          Baton Rouge, Louisiana                        Baton Rouge, LA
  County                               East Baton Rouge Parish                       East Baton Rouge Parish
  Proximity to Subject                                                               Adjacent to subject
PHYSICAL CHARATERISTICS:
  Net Rentable Area (SF)               167,022                                       126,251
  Year Built                           1981                                          1974
  Effective Age                        20                                            25
  Building Structure Type              Vinyl siding, flat roofs                      Brick veneer, mansard-style roofs
  Parking Type (Gr., Cov., etc.)       Open                                          Open
  Number of Units                      204                                           137
  Unit Mix:                                   Type          Unit  Qty. Mo. Rent          Type         Unit  Qty.    Mo.
                                       1  1Br/1Ba - 1A10       588  48   $481        3  1Br/1Ba         740  44    $575
                                       2  1Br/1.5Ba - 1B15     620   8   $507        2  1Br/1Ba, TH     740   1    $550
                                       3  1Br/1Ba-1C10         706  48   $531        4  2Br/1Ba         900  18    $625
                                       4  2Br/1Ba - 2A10       889  68   $625        4  2Br/1Ba         940  25    $640
                                       5  2Br/2Ba - 2A20       944   6   $791        5  2Br/1.5Ba     1,156   1    $655
                                       6  3Br/2Ba - 3A20     1,189   6   $786        6  2Br/2Ba       1,075  19    $690
                                       7  3Br/2Ba - 3B20     1,335  20   $819        6  2Br/2Ba       1,090  27    $715
                                                                                     7  3Br/2Ba       1,120   2    $855

  Average Unit Size (SF)               819                                           922
  Unit Breakdown:                         Efficiency   0%    2-Bedroom     39%          Efficiency   0%  2-Bedroom  66%
                                          1-Bedroom   61%    3-Bedroom      0%          1-Bedroom   33%  3-Bedroom   1%
CONDITION:                             Good                                          Average
APPEAL:                                Average                                       Average
AMENITIES:
  Unit Amenities                         X      Attach. Garage   X Vaulted Ceiling        Attach. Garage       Vaulted Ceiling
                                         X      Balcony          X W/D Connect.           Balcony           X  W/D Connect.
                                         X      Fireplace                                 Fireplace
                                         X      Cable TV Ready                        X   Cable TV Ready
  Project Amenities                      X      Swimming Pool                         X   Swimming Pool
                                                Spa/Jacuzzi        Car Wash               Spa/Jacuzzi          Car Wash
                                                Basketball Court   BBQ Equipment          Basketball Court  X  BBQ Equipment
                                                Volleyball Court   Theater Room           Volleyball Court     Theater Room
                                                Sand Volley Ball   Meeting Hall           Sand Volley Ball     Meeting Hall
                                         X      Tennis Court       Secured Parking        Tennis Court         Secured Parking
                                                Racquet Ball     X Laundry Room           Racquet Ball      X  Laundry Room
                                                Jogging Track    X Business Office        Jogging Track     X  Business Office
                                         X      Gym Room                                  Gym Room

OCCUPANCY:                             92%                                           97%
LEASING DATA:
  Available Leasing Terms              6 to 12 Months                                7 to 13 months
  Concessions                          1/2 to 1.5 Months Free on select units        Waive $25 App fee; decorative accent wall
  Pet Deposit                          $300                                          $300
  Utilities Paid by Tenant:              X      Electric           Natural Gas        X   Electric             Natural Gas
                                                Water              Trash                  Water                Trash
  Confirmation                         May 22, 2003; Deborah Zumo (Property Manager) May 27, 2003, Missy (Leasing Agent)
  Telephone Number                     (225)926-9717                                 (225)928-9137
NOTES:                                                                               Chosen for its proximity to the subject


COMPARISON TO SUBJECT:                                                               Slightly Inferior

                                                                                             COMPARABLE
          DESCRIPTION                               SUBJECT                                    R - 2
-------------------------------    ----------------------------------------       -----------------------------------------------
  Property Name                    Fairway View II Apartments                     Parc Fontaine Apartments
  Management Company               AIMCO                                          Patrician Management
LOCATION:
  Address                          2245 College Drive                             1100 South Foster Drive
  City, State                      Baton Rouge, Louisiana                         Baton Rouge, LA
  County                           East Baton Rouge Parish                        East Baton Rouge Parish
  Proximity to Subject                                                            One mile north of subject
PHYSICAL CHARATERISTICS:
  Net Rentable Area (SF)           167,022                                        81,060
  Year Built                       1981                                           1965
  Effective Age                    20                                             25
  Building Structure Type          Vinyl siding, flat roofs                       Vinyl siding, pitched composition shingle roofs
  Parking Type (Gr., Cov., etc.)   Open                                           Open
  Number of Units                  204                                            88
  Unit Mix:                               Type          Unit  Qty. Mo. Rent         Type            Unit   Qty.     Mo.
                                   1  1Br/1Ba - 1A10       588  48   $481         1 1Br/1Ba          620    26      $525
                                   2  1Br/1.5Ba - 1B15     620   8   $507         4 2Br/1Ba          970    30      $615
                                   3  1Br/1Ba-1C10         706  48   $531         5 2Br/1.5Ba        970    16      $625
                                   4  2Br/1Ba - 2A10       889  68   $625         7 3Br/2Ba        1,270    16      $715
                                   5  2Br/2Ba - 2A20       944   6   $791
                                   6  3Br/2Ba - 3A20     1,189   6   $786
                                   7  3Br/2Ba - 3B20     1,335  20   $819

  Average Unit Size (SF)           819                                            921
  Unit Breakdown:                     Efficiency   0%    2-Bedroom     39%          Efficiency        0%     2-Bedroom      52%
                                      1-Bedroom   61%    3-Bedroom      0%          1-Bedroom        30%     3-Bedroom      18%
CONDITION:                         Good                                           Average
APPEAL:                            Average                                        Average
AMENITIES:
  Unit Amenities                     X      Attach. Garage   X Vaulted Ceiling         Attach. Garage          Vaulted Ceiling
                                     X      Balcony          X W/D Connect.            Balcony          X      W/D Connect.
                                     X      Fireplace                                  Fireplace
                                     X      Cable TV Ready                          X  Cable TV Ready
  Project Amenities                  X      Swimming Pool                           X  Swimming Pool
                                            Spa/Jacuzzi        Car Wash                Spa/Jacuzzi             Car Wash
                                            Basketball Court   BBQ Equipment           Basketball Court X      BBQ Equipment
                                            Volleyball Court   Theater Room            Volleyball Court        Theater Room
                                            Sand Volley Ball   Meeting Hall            Sand Volley Ball        Meeting Hall
                                     X      Tennis Court       Secured Parking         Tennis Court            Secured Parking
                                            Racquet Ball     X Laundry Room            Racquet Ball     X      Laundry Room
                                            Jogging Track    X Business Office         Jogging Track    X      Business Office
                                     X      Gym Room                                   Gym Room

OCCUPANCY:                         92%                                            99%
LEASING DATA:
  Available Leasing Terms          6 to 12 Months                                 7 to 13 months
  Concessions                      1/2 to 1.5 Months Free on select units         None
  Pet Deposit                      $300                                           $300
  Utilities Paid by Tenant:          X      Electric           Natural Gas           X Electric                Natural Gas
                                            Water              Trash                   Water                   Trash
  Confirmation                     May 22, 2003; Deborah Zumo (Property Manager)  May 27, 2003; Emily (Leasing Agent)
  Telephone Number                 (225)926-9717                                  (225)924-2738
NOTES:                                                                            Renovated in 2000-2001
                                                                                  Chosen for its proximity to the subject

COMPARISON TO SUBJECT:                                                            Slightly Inferior

                                                                                       COMPARABLE
          DESCRIPTION                             SUBJECT                                 R - 3
-------------------------------  ----------------------------------------     --------------------------------------
  Property Name                  Fairway View II Apartments                   Cobblestone at Essen
  Management Company             AIMCO                                        Wampold Management
LOCATION:
  Address                        2245 College Drive                           5431 Essen Lane
  City, State                    Baton Rouge, Louisiana                       Baton Rouge, LA
  County                         East Baton Rouge Parish                      East Baton Rouge Parish
  Proximity to Subject                                                        Three miles southeast of the subject
PHYSICAL CHARATERISTICS:
  Net Rentable Area (SF)         167,022                                      194,480
  Year Built                     1981                                         1972
  Effective Age                  20                                           25
  Building Structure Type        Vinyl siding, flat roofs                     Brick, pitched composition shingle roof
  Parking Type (Gr., Cov., etc.) Open                                         Open
  Number of Units                204                                          191
  Unit Mix:                             Type          Unit  Qty. Mo. Rent        Type           Unit   Qty.    Mo.
                                 1  1Br/1Ba - 1A10       588  48   $481       1  1Br/1Ba          648   24     $665
                                 2  1Br/1.5Ba - 1B15     620   8   $507       4  2Br/1Ba          995   28     $890
                                 3  1Br/1Ba-1C10         706  48   $531       5  2Br/1.5Ba, TH  1,152   71     $745
                                 4  2Br/1Ba - 2A10       889  68   $625       5  2Br/1.5Ba        966   56     $810
                                 5  2Br/2Ba - 2A20       944   6   $791       7  3Br/2Ba        1,265   12     $975
                                 6  3Br/2Ba - 3A20     1,189   6   $786
                                 7  3Br/2Ba - 3B20     1,335  20   $819

  Average Unit Size (SF)         819                                          1,018
  Unit Breakdown:                   Efficiency   0%    2-Bedroom     39%        Efficiency   0%  2-Bedroom   81%
                                    1-Bedroom   61%    3-Bedroom     0%         1-Bedroom   13%  3-Bedroom    6%
CONDITION:                       Good                                         Good
APPEAL:                          Average                                      Good
AMENITIES:
  Unit Amenities                   X      Attach. Garage   X Vaulted Ceiling      Attach. Garage      Vaulted Ceiling
                                   X      Balcony          X W/D Connect.      X  Balcony          X  W/D Connect.
                                   X      Fireplace                               Fireplace
                                   X      Cable TV Ready                       X  Cable TV Ready
  Project Amenities                X      Swimming Pool                        X  Swimming Pool
                                          Spa/Jacuzzi        Car Wash             Spa/Jacuzzi         Car Wash
                                          Basketball Court   BBQ Equipment        Basketball Court X  BBQ Equipment
                                          Volleyball Court   Theater Room         Volleyball Court    Theater Room
                                          Sand Volley Ball   Meeting Hall         Sand Volley Ball    Meeting Hall
                                   X      Tennis Court       Secured Parking      Tennis Court        Secured Parking
                                          Racquet Ball     X Laundry Room         Racquet Ball     X  Laundry Room
                                          Jogging Track    X Business Office      Jogging Track    X  Business Office
                                   X      Gym Room                             X  Gym Room

OCCUPANCY:                       92%                                          93%
LEASING DATA:
  Available Leasing Terms        6 to 12 Months                               6, 9, or 12 months
  Concessions                    1/2 to 1.5 Months Free on select units       None
  Pet Deposit                    $300                                         $300
  Utilities Paid by Tenant:        X      Electric           Natural Gas       X  Electric           Natural Gas
                                          Water              Trash                Water              Trash
  Confirmation                   May 22, 2003; Deborah Zumo (Property Manager)May 27, 2003; Ashley (Leasing Agent)
  Telephone Number               (225)926-9717                                (225)766-1851
NOTES:                                                                        None

COMPARISON TO SUBJECT:
                                                                              Slightly Superior

                                                                                                 COMPARABLE
          DESCRIPTION                             SUBJECT                                           R - 4
-------------------------------  ----------------------------------------        ---------------------------------------
  Property Name                  Fairway View II Apartments                      Jefferson Place Apartments
  Management Company             AIMCO                                           AIMCO
LOCATION:
  Address                        2245 College Drive                              7975 N. Jefferson Place Circle
  City, State                    Baton Rouge, Louisiana                          Baton Rouge, LA
  County                         East Baton Rouge Parish                         East Baton Rouge Parish
  Proximity to Subject                                                           Three miles east of the subject
PHYSICAL CHARATERISTICS:
  Net Rentable Area (SF)         167,022                                         325,300
  Year Built                     1981                                            1986
  Effective Age                  20                                              15
  Building Structure Type        Vinyl siding, flat roofs                        Brick veneer, composition shingle roofs
  Parking Type (Gr., Cov., etc.) Open                                            Open
  Number of Units                204                                             234
  Unit Mix:                             Type          Unit  Qty. Mo. Rent           Type       Unit   Qty.   Mo.
                                 1  1Br/1Ba - 1A10       588  48   $481          6  2Br/2Ba    1,250  128   $  871
                                 2  1Br/1.5Ba - 1B15     620   8   $507          7  3Br/2Ba    1,500   76   $1,041
                                 3  1Br/1Ba-1C10         706  48   $531          7  3Br/2Ba    1,710   30   $1,199
                                 4  2Br/1Ba - 2A10       889  68   $625
                                 5  2Br/2Ba - 2A20       944   6   $791
                                 6  3Br/2Ba - 3A20     1,189   6   $786
                                 7  3Br/2Ba - 3B20     1,335  20   $819

  Average Unit Size (SF)         819                                             1,390
  Unit Breakdown:                   Efficiency   0%    2-Bedroom     39%           Efficiency   0%  2-Bedroom  55%
                                    1-Bedroom   61%    3-Bedroom     0%            1-Bedroom    0%  3-Bedroom  45%
CONDITION:                       Good                                            Good
APPEAL:                          Average                                         Good
AMENITIES:
  Unit Amenities                   X      Attach. Garage   X Vaulted Ceiling          Attach. Garage   X  Vaulted Ceiling
                                   X      Balcony          X W/D Connect.          X  Balcony          X  W/D Connect.
                                   X      Fireplace                                X  Fireplace
                                   X      Cable TV Ready                           X  Cable TV Ready
  Project Amenities                X      Swimming Pool                            X  Swimming Pool
                                          Spa/Jacuzzi        Car Wash              X  Spa/Jacuzzi         Car Wash
                                          Basketball Court   BBQ Equipment         X  Basketball Court X  BBQ Equipment
                                          Volleyball Court   Theater Room             Volleyball Court    Theater Room
                                          Sand Volley Ball   Meeting Hall          X  Sand Volley Ball X  Meeting Hall
                                   X      Tennis Court       Secured Parking       X  Tennis Court        Secured Parking
                                          Racquet Ball     X Laundry Room             Racquet Ball        Laundry Room
                                          Jogging Track    X Business Office          Jogging Track    X  Business Office
                                   X      Gym Room                                    Gym Room

OCCUPANCY:                       92%                                             91%
LEASING DATA:
  Available Leasing Terms        6 to 12 Months                                  6 to 12 Months
  Concessions                    1/2 to 1.5 Months Free on select units          1 - 1 1/2 Months Free
  Pet Deposit                    $300                                            $300
  Utilities Paid by Tenant:        X      Electric           Natural Gas           X  Electric            Natural Gas
                                          Water              Trash                    Water               Trash
  Confirmation                   May 22, 2003; Deborah Zumo (Property Manager)   May 27, 2003; Kristen (Leasing Agent)
  Telephone Number               (225)926-9717                                   (225)924-5921
NOTES:                                                                           None

COMPARISON TO SUBJECT:                                                           Superior

                                                                                           COMPARABLE
          DESCRIPTION                             SUBJECT                                      R - 5
-------------------------------  ----------------------------------------        ----------------------------------------
  Property Name                  Fairway View II Apartments                      Warwick Apartments
  Management Company             AIMCO                                           Patrician Management
LOCATION:
  Address                        2245 College Drive                              8001 Jefferson Highway
  City, State                    Baton Rouge, Louisiana                          Baton Rouge, LA
  County                         East Baton Rouge Parish                         East Baton Rouge Parish
  Proximity to Subject                                                           Three miles east of the subject
PHYSICAL CHARATERISTICS:
  Net Rentable Area (SF)         167,022                                         172,244
  Year Built                     1981                                            1992-94
  Effective Age                  20                                              8
  Building Structure Type        Vinyl siding, flat roofs                        Brick veneer, composition shingle roofs
  Parking Type (Gr., Cov., etc.) Open                                            Open
  Number of Units                204                                             188
  Unit Mix:                             Type           Unit  Qty. Mo. Rent          Type            Unit   Qty.   Mo.
                                 1  1Br/1Ba - 1A10       588  48   $481          3 1Br/1Ba            750   80   $640
                                 2  1Br/1.5Ba - 1B15     620   8   $507          4 2Br/1.5Ba, TH      990   24   $740
                                 3  1Br/1Ba-1C10         706  48   $531          5 2Br/1Ba          1,029   12   $740
                                 4  2Br/1Ba - 2A10       889  68   $625          6 2Br/2Ba          1,036    8   $790
                                 5  2Br/2Ba - 2A20       944   6   $791          6 2Br/2Ba          1,046   20   $800
                                 6  3Br/2Ba - 3A20     1,189   6   $786          6 2Br/1.5Ba, TH    1,049   40   $755
                                 7  3Br/2Ba - 3B20     1,335  20   $819          7 3Br/2Ba          1,242    4   $960

  Average Unit Size (SF)         819                                             916
  Unit Breakdown:                   Efficiency   0%    2-Bedroom     39%           Efficiency   0%   2-Bedroom   55%
                                    1-Bedroom   61%    3-Bedroom     0%            1-Bedroom   43%   3-Bedroom    2%
CONDITION:                       Good                                            Good
APPEAL:                          Average                                         Good
AMENITIES:
  Unit Amenities                   X      Attach. Garage   X Vaulted Ceiling          Attach. Garage       Vaulted Ceiling
                                   X      Balcony          X W/D Connect.          X  Balcony           X  W/D Connect.
                                   X      Fireplace                                X  Fireplace
                                   X      Cable TV Ready                           X  Cable TV Ready
  Project Amenities                X      Swimming Pool                            X  Swimming Pool
                                          Spa/Jacuzzi        Car Wash                 Spa/Jacuzzi          Car Wash
                                          Basketball Court   BBQ Equipment            Basketball Court  X  BBQ Equipment
                                          Volleyball Court   Theater Room             Volleyball Court     Theater Room
                                          Sand Volley Ball   Meeting Hall             Sand Volley Ball     Meeting Hall
                                   X      Tennis Court       Secured Parking          Tennis Court         Secured Parking
                                          Racquet Ball     X Laundry Room             Racquet Ball      X  Laundry Room
                                          Jogging Track    X Business Office          Jogging Track     X  Business Office
                                   X      Gym Room                                 X  Gym Room

OCCUPANCY:                       92%                                             98%
LEASING DATA:
  Available Leasing Terms        6 to 12 Months                                  7 to 13 months
  Concessions                    1/2 to 1.5 Months Free on select units          1 - 1 1/2 Months Free
  Pet Deposit                    $300                                            $300 - $500
  Utilities Paid by Tenant:        X      Electric           Natural Gas         Electric          X       Natural Gas
                                          Water              Trash               Water                     Trash
  Confirmation                   May 22, 2003; Deborah Zumo (Property Manager)   May 27, 2003; (Leasing Agent)
  Telephone Number               (225)926-9717                                   (225)924-1421
NOTES:                                                                           None

COMPARISON TO SUBJECT:                                                           Superior

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT B
FAIRWAY VIEW II APARTMENTS, BATON ROUGE, LOUISIANA

                    PHOTOGRAPHS OF COMPARABLE RENT PROPERTIES

  COMPARABLE R-1          COMPARABLE R-2           COMPARABLE R-3
 BIENVILLE TOWERS    PARC FONTAINE APARTMENTS   COBBLESTONE AT ESSEN
2100 College Drive   1100 South Foster Drive      5431 Essen Lane
 Baton Rouge, LA          Baton Rouge, LA         Baton Rouge, LA

    [PICTURE]                [PICTURE]               [PICTURE]

       COMPARABLE R-4                    COMPARABLE R-5
JEFFERSON PLACE APARTMENTS             WARWICK APARTMENTS
7975 N. Jefferson Place Circle       8001 Jefferson Highway
    Baton Rouge, LA                      Baton Rouge, LA

        [PICTURE]                          [PICTURE]

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT C
FAIRWAY VIEW II APARTMENTS, BATON ROUGE, LOUISIANA

                                    EXHIBIT C
                       ASSUMPTIONS AND LIMITING CONDITIONS

                                   (3 PAGES)

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT C
FAIRWAY VIEW II APARTMENTS, BATON ROUGE, LOUISIANA

No responsibility is assumed for matters legal in nature. No investigation has been made of the title to or any liabilities against the property appraised. In this appraisal, it is presumed that, unless otherwise noted, the owner's claim is valid, the property rights are good and marketable, and there are no encumbrances which cannot be cleared through normal processes.

To the best of our knowledge, all data set forth in this report are true and accurate. Although gathered from reliable sources, no guarantee is made nor liability assumed for the accuracy of any data, opinions, or estimates identified as being furnished by others which have been used in formulating this analysis.

Land areas and descriptions used in this appraisal were obtained from public records and have not been verified by legal counsel or a licensed surveyor.

No soil analysis or geological studies were ordered or made in conjunction with this report, nor were any water, oil, gas, or other subsurface mineral and use rights or conditions investigated.

Substances such as asbestos, urea-formaldehyde foam insulation, other chemicals, toxic wastes, or other potentially hazardous materials could, if present, adversely affect the value of the property. Unless otherwise stated in this report, the existence of hazardous substance, which may or may not be present on or in the property, was not considered by the appraiser in the development of the conclusion of value. The stated value estimate is predicated on the assumption that there is no material on or in the property that would cause such a loss in value. No responsibility is assumed for any such conditions, and the client has been advised that the appraiser is not qualified to detect such substances, quantify the impact on values, or develop the remedial cost.

No environmental impact study has been ordered or made. Full compliance with applicable federal, state, and local environmental regulations and laws is assumed unless otherwise stated, defined, and considered in the report. It is also assumed that all required licenses, consents, or other legislative or administrative authority from any local, state, or national government or private entity organization either have been or can be obtained or renewed for any use which the report covers.

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT C
FAIRWAY VIEW II APARTMENTS, BATON ROUGE, LOUISIANA

It is assumed that all applicable zoning and use regulations and restrictions have been complied with unless a nonconformity has been stated, defined, and considered in the appraisal report. Further, it is assumed that the utilization of the land and improvements is within the boundaries of the property described and that no encroachment or trespass exists unless noted in the report.

The Americans with Disabilities Act ("ADA") became effective January 26, 1992. We have not made a specific compliance survey and analysis of this property to determine whether or not it is in conformity with the various detailed requirements of the ADA. It is possible that a compliance survey of the property together with a detailed analysis of the requirements of the ADA could reveal that the property is not in compliance with one or more of the requirements of the act. If so, this fact could have a negative effect on the value of the property. Since we have no direct evidence relating to this issue, we did not consider the possible noncompliance with the requirements of ADA in estimating the value of the property.

We have made a physical inspection of the property and noted visible physical defects, if any, in our report. This inspection was made by individuals generally familiar with real estate and building construction. However, these individuals are not architectural or structural engineers who would have detailed knowledge of building design and structural integrity. Accordingly, we do not opine on, nor are we responsible for, the structural integrity of the property including its conformity to specific governmental code requirements, such as fire, building and safety, earthquake, and occupancy, or any physical defects which were not readily apparent to the appraiser during the inspection.

The value or values presented in this report are based upon the premises outlined herein and are valid only for the purpose or purposes stated.

The date of value to which the conclusions and opinions expressed apply is set forth in this report. The value opinion herein rendered is based on the status of the national business economy and the purchasing power of the U.S. dollar as of that date.

Testimony or attendance in court or at any other hearing is not required by reason of this appraisal unless arrangements are previously made within a reasonable time in advance for

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT C
FAIRWAY VIEW II APARTMENTS, BATON ROUGE, LOUISIANA

such testimony, and then such testimony shall be at American Appraisal Associates, Inc.'s, prevailing per diem for the individuals involved.

Possession of this report or any copy thereof does not carry with it the right of publication. No portion of this report (especially any conclusion to use, the identity of the appraiser or the firm with which the appraiser is connected, or any reference to the Appraisal Institute or the designations awarded by this organization) shall be disseminated to the public through prospectus, advertising, public relations, news, or any other means of communication without the written consent and approval of American Appraisal Associates, Inc.

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT D
FAIRWAY VIEW II APARTMENTS, BATON ROUGE, LOUISIANA

                                    EXHIBIT D
                            CERTIFICATE OF APPRAISER

                                    (1 PAGE)

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT D

                            CERTIFICATE OF APPRAISER

I certify that, to the best of my knowledge and belief:

      The statements of fact contained in this report are true and correct.

      The reported analyses, opinions, and conclusions are limited only by the reported assumptions and limiting conditions, and represent the unbiased professional analyses, opinions, and conclusions of American Appraisal Associates, Inc.

      American Appraisal Associates, Inc. and I personally, have no present or prospective interest in the property that is the subject of this report and have no personal interest or bias with respect to the parties involved.

      Compensation for American Appraisal Associates, Inc. is not contingent on an action or event resulting from the analyses, opinions, or conclusions in, or the use of, this report.

      The analyses, opinions, and conclusions were developed, and this report has been prepared, in conformity with the requirements of the Uniform Standards of Professional Appraisal Practice and the Code of Professional Ethics and the Standards of Professional Practice of the Appraisal Institute.

      The use of this report is subject to the requirements of the Appraisal Institute relating to review by its duly authorized representatives.

      I personally did not inspect the subject property. Kim Cook provided significant real property appraisal assistance in the preparation of this report.

      I am currently in compliance with the Appraisal Institute's continuing education requirements.

                                   /s/ Frank Fehribach
                                       -----------------------------------------
                                       Frank Fehribach, MAI
                                       Managing Principal, Real Estate Group
                                       Texas State Certified General Real Estate
                                       Appraiser #TX-1323954-G

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT E
FAIRWAY VIEW II APARTMENTS, BATON ROUGE, LOUISIANA

                                    EXHIBIT E
                           QUALIFICATIONS OF APPRAISER

                                    (2 PAGES)

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT E
FAIRWAY VIEW II APARTMENTS, BATON ROUGE, LOUISIANA

                             FRANK A. FEHRIBACH, MAI
                      MANAGING PRINCIPAL, REAL ESTATE GROUP

POSITION Frank A. Fehribach is a Managing Principal for the Dallas Real Estate Group of American Appraisal Associates, Inc. ("AAA").

EXPERIENCE

Valuation         Mr. Fehribach has experience in valuations for resort hotels;
                  Class A office buildings; Class A multifamily complexes;
                  industrial buildings and distribution warehousing; multitract mixed-use vacant land; regional malls; residential subdivision development; and special-purpose properties such as athletic clubs, golf courses, manufacturing facilities, nursing homes, and medical buildings. Consulting assignments include development and feasibility studies, economic model creation and maintenance, and market studies.

                  Mr. Fehribach also has been involved in overseeing appraisal and consulting assignments in Mexico and South America.

Business Mr. Fehribach joined AAA as an engagement director in 1998. He was promoted to his current position in 1999. Prior to that, he was a manager at Arthur Andersen LLP. Mr. Fehribach has been in the business of real estate appraisal for over ten years.

EDUCATION         University of Texas - Arlington
                   Master of Science - Real Estate
                  University of Dallas
                   Master of Business Administration - Industrial Management Bachelor of Arts - Economics

STATE             State of Arizona
CERTIFICATIONS     Certified General Real Estate Appraiser, #30828
                  State of Arkansas
                   State Certified General Appraiser, #CG1387N
                  State of Colorado
                   Certified General Appraiser, #CG40000445
                  State of Georgia
                   Certified General Real Property Appraiser, #218487
                  State of Michigan
                   Certified General Appraiser, #1201008081
                  State of Texas
                   Real Estate Salesman License, #407158 (Inactive)
                  State of Texas
                   State Certified General Real Estate Appraiser, #TX-1323954-G

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT E
FAIRWAY VIEW II APARTMENTS, BATON ROUGE, LOUISIANA

PROFESSIONAL      Appraisal Institute, MAI Designated Member
AFFILIATIONS      Candidate Member of the CCIM Institute pursuing Certified
                  Commercial Investment Member (CCIM) designation

PUBLICATIONS      "An Analysis of the Determinants of Industrial Property
                  Valuation," Co-authored with Dr. Ronald C. Rutherford and Dr.
                  Mark Eakin, The Journal of Real Estate Research, Vol. 8, No.
                  3, Summer 1993, p. 365.

AMERICAN APPRAISAL ASSOCIATES, INC.
FAIRWAY VIEW II APARTMENTS, BATON ROUGE, LOUISIANA

                           GENERAL SERVICE CONDITIONS

AMERICAN APPRAISAL ASSOCIATES, INC.
FAIRWAY VIEW II APARTMENTS, BATON ROUGE, LOUISIANA

                           GENERAL SERVICE CONDITIONS

The services(s) provided by AAA will be performed in accordance with professional appraisal standards. Our compensation is not contingent in any way upon our conclusions of value. We assume, without independent verification, the accuracy of all data provided to us. We will act as an independent contractor and reserve the right to use subcontractors. All files, workpapers or documents developed by us during the course of the engagement will be our property. We will retain this data for at least five years.

Our report is to be used only for the specific purpose stated herein; and any other use is invalid. No reliance may be made by any third party without our prior written consent. You may show our report in its entirety to those third parties who need to review the information contained herein. No one should rely on our report as a substitute for their own due diligence. We understand that our reports will be described in public tender offer documents distributed to limited partners. We reserve the right to review the public tender offer documents prior to their issuance to confirm that disclosures of facts from the current appraisals are accurate. No reference to our name or our report, in whole or in part, in any other SEC filing or private placement memorandum you prepare and/or distribute to third parties may be made without our prior written consent.

The Tender Offer Partnerships, as that term is defined in the Settlement Agreement, agree to indemnify and hold us harmless against and from any and all losses, claims, actions, damages, expenses or liabilities, including reasonable attorneys' fees, to which we may become subject in connection with this engagement except where such losses, claims, actions, damages, expenses or liabilities, including reasonable attorney's fees, arise or result from AAA's misconduct, bad faith or negligence. Co-Clients will not be liable for any of our acts or omissions.

AAA is an equal opportunity employer.